Exhibit 10.2

EXECUTION VERSION

TERM LOAN AGREEMENT

dated as of December 21, 2012

among

CONAGRA FOODS, INC.,

The Banks That Have Signed This Agreement,

BANK OF AMERICA, N.A., as Administrative Agent,

JPMORGAN CHASE BANK, N.A., as Syndication Agent, and

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., WELLS FARGO BANK,

NATIONAL ASSOCIATION, THE ROYAL BANK OF SCOTLAND PLC, MIZUHO

CORPORATE BANK, LTD., BNP PARIBAS and U.S. BANK NATIONAL

ASSOCIATION, as Documentation Agents

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,

as Sole Lead Arranger and Sole Bookrunner

i

2.13. Increased Costs	22
2.13.1. Change of Law	22
2.13.2. Notice	23
2.14. Availability of Interest Rate	23
2.15. Bank Certificates; Survival of Indemnity	24
2.16. Telephonic Notices	24
2.17. Mitigation of Additional Costs or Adverse Circumstances	24
2.18. Pro Rata Treatment	25
2.18.1. Borrowings, Fees, Etc.	25
2.18.2. Payment of Principal and Interest	25
2.18.3. Application of Insufficient Payments	25
2.19. Illegality	25
2.20. Defaulting Lenders	25

3. PREPAYMENT	26

3.1. Generally	26

4. REPRESENTATIONS AND WARRANTIES	26

4.1. Corporate Existence and Standing	26
4.2. Authorization and Validity	27
4.3. Compliance with Laws and Contracts	27
4.4. Financial Statements	27
4.4.1. Audited	27
4.4.2. No Material Adverse Change	27
4.5. Taxes	27
4.6. Litigation	27
4.7. Employee Retirement Income Security Act of 1974	28
4.8. Defaults	28
4.9. Accuracy of Information	28
4.10. Regulation U	28
4.11. Legal Authority	28
4.12. Investment Company Status	28
4.13. OFAC	28
4.14. Solvency	29
4.15. Use of Proceeds	29
4.16. Patriot Act	29
4.17. Status as Senior Debt	29

5. AFFIRMATIVE COVENANTS	29

5.1. Financial Statements, Reports, Returns and Other Financial Data	29
5.1.1. Quarterly Financial Statements	29
5.1.2. Annual Financial Statements	29
5.1.3. Stockholder and Governmental Reports	29
5.2. Officer’s Certificate	30

5.3. Sale and Lease-Back	30
5.4. Covenant to Guarantee Obligations	31
5.5. Acquired Company Obligations	32

6. NEGATIVE COVENANTS	32

6.1. Funded Debt	32
6.2. Consolidation, Merger, Sale or Conveyance	32
6.3. Fixed Charge Coverage	33
6.4. Liens	33

7. EVENTS OF DEFAULT AND REMEDIES	33

7.1. Events of Default	33
7.1.1. Failure to Pay Principal of Loans	33
7.1.2. Failure to Pay Interest on Loans or Fees	33
7.1.3. Default Under Other Obligations	33
7.1.4. Breach of Representation	34
7.1.5. Failure to Perform Negative Covenants	34
7.1.6. Failure to Perform Other Terms and Conditions	34
7.1.7. Assignment For Benefit of Creditors and Insolvency	34
7.1.8. Order for Relief	34
7.1.9. Voluntary Receiver or Bankruptcy	34
7.1.10. Involuntary Receiver or Bankruptcy	34
7.1.11. Involuntary Order for Relief	34
7.1.12. Unsatisfied Judgment	34
7.1.13. Invalidity of Loan Documents	35
7.2. Rights and Duties After Default	35
7.2.1. Acceleration	35
7.2.2. Interest Rate After Payment Default or Acceleration	35

8. WAIVERS, AMENDMENTS AND REMEDIES	35

8.1. Waivers and Remedies	35
8.2. Amendments	36

9. CONDITIONS PRECEDENT TO CLOSING	36

10. GENERAL PROVISIONS	40

10.1. Benefit of Agreement	40
10.1.1. Assignments by Lenders	40
10.1.2. Register	43
10.1.3. Participations	43
10.1.4. Certain Pledges	44
10.1.5. General Restrictions	44
10.2. Survival of Representations	44
10.3. Governmental Regulation	44

10.4. Taxes	44
10.5. Choice of Law; Jurisdiction	44
10.6. Headings	45
10.7. Entire Agreement	45
10.8. Several Obligations	45
10.9. Expenses; Indemnity; Damage Waiver	45
10.9.1. Costs and Expenses	45
10.9.2. Indemnification by the Company	45
10.9.3. Reimbursement by Banks	46
10.9.4. Payments	46
10.9.5. Survival	46
10.10. Release of Subsidiary Guarantees	47
10.11. Severability	47
10.12. Accounting	47
10.13. Confidentiality	47
10.14. USA PATRIOT Act	48
10.15. WAIVER OF JURY TRIAL	48

11. THE AGENTS	49

11.1. Appointment and Powers	49
11.2. Rights as a Bank	49
11.3. Exculpatory Provisions	49
11.4. Reliance by Administrative Agent	50
11.5. Delegation of Duties	50
11.6. Resignation of Administrative Agent	51
11.7. Non-Reliance on Administrative Agent and Other Banks	52
11.8. No Other Duties, Etc.	52

12. SETOFF; SHARING	52

12.1. Setoff	52
12.2. Sharing	52

13. NOTICES	53

13.1. Notices Generally	53
13.2. Electronic Communications	53
13.3. The Platform	54
13.4. Change of Address, Etc.	54
13.5. Reliance by Administrative Agent and Banks	55
13.6. Public Lenders	55

14. COUNTERPARTS	56

EXHIBITS AND SCHEDULES

SCHEDULE I	—	Banks, Commitments and Notice Information

SCHEDULE II	—	Acquired Company Indebtedness

EXHIBIT A	—	Form of Note

EXHIBIT B	—	Sample Confirmation Letter

EXHIBIT C	—	Form of Section 2.12 Certificate

EXHIBIT D	—	Form of Opinion of Counsel for the Company

EXHIBIT E	—	Form of Consent to Additional or Increasing Bank

EXHIBIT F	—	Form of Assignment and Assumption

EXHIBIT G	—	Form of Subsidiary Guaranty

v

CONAGRA FOODS, INC.

TERM LOAN AGREEMENT

Dated as of December 21, 2012

This Term Loan Agreement (as the same may be amended, supplemented or otherwise modified from time to time hereafter, the “Agreement”) is entered into by and among ConAgra Foods, Inc., a Delaware corporation (the “Company”), the banks that have signed this Agreement (the “Banks”), Bank of America, N.A. (“Bank of America”), as administrative agent for such banks (the “Administrative Agent”), JPMorgan Chase Bank, N.A., as syndication agent, The Bank of Tokyo-Mitsubishi UFJ, Ltd. Wells Fargo Bank, National Association, The Royal Bank of Scotland plc, Mizuho Corporate Bank, Ltd., BNP Paribas and U.S. Bank National Association, as documentation agents, and Merrill Lynch, Pierce, Fenner & Smith, Incorporated (“MLPFS”), as sole lead arranger and sole bookrunner (the “Arranger”).

WHEREAS, the Company intends to acquire (the “Acquisition”), via a newly formed wholly owned direct or indirect subsidiary (“Mergerco”), all of the outstanding shares of stock of Ralcorp Holdings, Inc. (the “Acquired Company”). The Acquisition will be effected by Mergerco’s merger with and into the Acquired Company, with the Acquired Company surviving as a wholly-owned direct or indirect subsidiary of the Company, pursuant to an Agreement and Plan of Merger, dated as of November 26, 2012, among the Company, the Acquired Company and Mergerco (the “Acquisition Agreement”).

WHEREAS, to (a) finance, in part, the Acquisition, (b) refinance certain existing public and/or private indebtedness of the Acquired Company and (c) pay fees and expenses incurred in connection with the Transaction, the Company has requested that the Banks provide a senior unsecured term loan facility, and the Banks are willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, the Company, the Banks and the Administrative Agent agree as follows:

1. DEFINITIONS.

As used in this Agreement,

“Acquired Company” has the meaning specified in the recitals hereto.

“Acquired Company Indebtedness” means the indebtedness of the Acquired Company on the Closing Date outstanding under the documents listed on Schedule II hereto.

“Acquired Company Material Adverse Effect” means a material adverse effect on (i) the financial condition, business, assets or results of operations of the Acquired Company and its subsidiaries, taken as a whole, excluding any effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions to the extent not having a disproportionate effect on the Acquired Company and its subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States, (B) changes (including changes in Applicable Law (as defined in the Acquisition Agreement as in effect on November 26, 2012) or GAAP (as defined in the Acquisition Agreement as in effect on November 26, 2012)) or conditions generally affecting the private food label industry or the businesses or segments thereof to the extent not having a disproportionate effect on the Acquired Company and its subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States, (C) any failure, in and of itself, by the Acquired Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period, or any change, in and of itself, in the market price or trading volume of the Acquired Company’s securities (it being understood that the underlying cause of any such failure or change may be taken into account in determining whether an Acquired Company Material Adverse Effect has occurred or is reasonably likely to occur), (D) acts of war, sabotage or terrorism or other hostilities or any worsening of any of the foregoing currently threatened or underway, or natural disasters, in each case to the extent not having a disproportionate effect on the Acquired Company and its subsidiaries, taken as a whole, relative to other companies primarily engaged in the private label food industry in the United States or (E) the execution and delivery of the Acquisition Agreement or the announcement or pendency of the transactions contemplated by the Acquisition Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Acquired Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners or (ii) the Acquired Company’s ability to consummate the transactions contemplated by the Acquisition Agreement.

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Agreement” has the meaning specified in the recitals hereto. Any reference to the Acquisition Agreement shall be a reference to the copy of the Acquisition Agreement delivered to the Arranger on November 27, 2012 at 12:55 A.M. marked “EXECUTION COPY” and the related Company Disclosure Schedule delivered to the Arranger on November 27, 2012 at 3:20 A.M. and include any modifications thereto approved by the Arranger.

“Acquisition Agreement Representations” means representations made by or with respect to the Acquired Company in the Acquisition Agreement as are material to the interests of the Banks, but only to the extent that the Company or any of its Affiliates has the right to terminate its (or their) obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Banks pursuant to Section 11, and not in its individual capacity as a Bank, together with its successors and permitted assigns.

“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exposure” means, at any time, the aggregate Exposures of all of the Banks.

“Agreement” means this Term Loan Agreement, as it may be amended or modified from time to time.

“Alternate Base Rate” means, with respect to any Alternate Base Rate Loan, an interest rate per annum equal to the sum of (a) for any day, the greatest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (iii) the LIBO Rate plus 1.00% plus (b) the Applicable Margin. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Alternate Base Rate Loan” means that portion of any Loan at the time the Alternate Base Rate is applicable thereto.

“Applicable Lending Installation” means any office or branch of any Bank or the Administrative Agent.

“Applicable Margin” has the meaning given thereto in Section 2.5 hereof.

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacities as sole lead arranger and sole bookrunner.

“Authorized Officer” means any of the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer, any Assistant Treasurer or any other employee of the Company who is designated in writing to the Banks by any of the foregoing and who holds a substantially similar office to any of the foregoing.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Banks” means the banks listed on Schedule I hereto and any Person that becomes a Bank pursuant to this Agreement and their respective successors and permitted assigns.

“Board” means the Board of Governors of the Federal Reserve Systems of the United States.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Notice” means a written, telex, telecopy or telephonic notice by the Company to the Administrative Agent specifying (i) the Effective Date of making a Loan, (ii) the amounts of, and Rate Option(s) applicable to, the Loans requested and (iii) the duration of the Interest Period applicable to each Eurodollar Loan requested.

“Business Day” means (i) with respect to borrowing, payment or rate selection of Eurodollar Loans, a day on which banks are open for business in New York and Omaha and is a London Banking Day and (ii) for any other reason, including with respect to borrowing, payment or rate selection of Alternate Base Rate Loans or with respect to a reduction of the Commitments, a day on which banks are open for business in New York and Omaha.

“Closing Date” means the first date all the conditions precedent in Section 9 are satisfied (or waived in accordance with Section 8.2), and in any event no earlier than January 15, 2013 and no later than August 26, 2013.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitments” means the aggregate of the amounts set forth opposite each Bank’s name on Schedule I hereto, as such amounts are reduced or increased from time to time pursuant to this Agreement, including Section 2.4, 2.12.2, 2.17, 2.19, 2.20 or 7.2, and “Commitment” means any one amount set forth opposite each Bank’s name on Schedule I as so reduced or increased.

“Company” means ConAgra Foods, Inc., a Delaware corporation, together with its successors and permitted assigns.

“Consolidated Capital Base” means the sum of (i) Consolidated Funded Debt, plus (ii) consolidated deferred taxes of the Company and its Subsidiaries, plus (iii) consolidated stockholders’ equity of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles; provided, however, that in determining consolidated stockholders’ equity, any contra account of up to $350,000,000 established for purposes of an employee stock ownership plan or the Company’s Employee Equity Fund (EEF) or the like shall be disregarded and shall not be considered a reduction of stockholders’ equity.

“Consolidated Funded Debt” means the sum of (i) any obligation for borrowed money, which under Generally Accepted Accounting Principles as of the date hereof would be shown on the consolidated balance sheet of the Company and its Subsidiaries as a non-current liability plus (ii) an amount equal to 60% of the principal amount payable by the Company or any Subsidiary pursuant to any guaranty by the Company or any Subsidiary of “Third Party Debt” upon the happening of every contingency to the enforcement of such guaranty. For purposes hereof, “Third Party Debt” shall mean debt of any Person (other than the Company or any Subsidiary) for borrowed money that (i) pursuant to Generally Accepted Accounting Principles as of the date hereof, would be classified as a non-current liability, and (ii) the repayment of which is guaranteed by the Company or any Subsidiary.

“Credit Party” means the Administrative Agent or any Bank.

“Defaulting Lender” means any Bank that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Company, acting in good faith, to provide a certification in writing from an authorized officer of such Person that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Bank shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such written certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“Effective Date” means any Business Day designated by the Company in a Borrowing Notice, Rate Selection Notice or Prepayment Notice as the date such borrowing, rate selection or prepayment, as the case may be, shall become effective.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Loan” means that portion of any Loan at the time the Eurodollar Rate is applicable thereto.

“Eurodollar Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate plus (ii) the Applicable Margin.

“Event of Default” shall mean any of the events specified in Section 7.1, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Existing Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of September 14, 2011 by and among the Company, certain financial institutions from time to time parties thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent.

“Extraordinary Item” means extraordinary items and cumulative effect of changes in accounting principles that are non-cash as those items are accounted for pursuant to Generally Accepted Accounting Principles, and in addition, any other non-recurring and/or non-operating charges or credits up to a maximum amount from May 29, 2011 to the Maturity Date of 20% of the Company’s consolidated stockholders’ equity as of the quarter ended immediately preceding the last to occur of such charge or credit.

“Exposure” means, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Loans.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter, dated November 26, 2012, among Bank of America, MLPFS and the Company.

“Fitch” means Fitch Ratings Ltd., together with its successors and assigns.

“Fixed Charges” means, for any period, on a consolidated basis for the Company and its Subsidiaries, net interest expense plus non-cancelable lease rental payments payable during such period.

“Generally Accepted Accounting Principles” means generally accepted accounting principles in effect from time to time; provided that, if after the date hereof there occurs any change in Generally Accepted Accounting Principles or in the application thereof on the operation of any provision hereof and the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change in Generally Accepted Accounting Principles or in the application thereof, regardless of whether any such notice is given before or after such change in Generally Accepted Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Generally Accepted Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Indenture” means that certain Indenture dated as of October 8, 1990 between the Company and The Chase Manhattan Bank (k/n/a JPMorgan Chase Bank, N.A.), as trustee, as in effect on the date hereof.

“Interest Period” means as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Loan Notice, or such other period that is twelve months or less requested by the Company and consented to by all the Banks; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“LIBO Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available (“LIBOR”), as appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent in good faith from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest

Period or, (ii) if such rate is not available at such time for any reason, the rate per annum reasonably determined in good faith by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to an Alternate Base Rate Loan on any date, the rate per annum equal to (i) LIBOR, as appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent in good faith from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum reasonably determined in good faith by the Administrative Agent to be the rate at which deposits in dollars for delivery on the date of determination in same day funds in the approximate amount of the Alternate Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), conditional sale or other title retention agreement, and any lease in the nature of security.

“Loan” means any loan made under this Agreement.

“Loan Parties” means the Company and the Subsidiary Guarantors, if any.

“Loan Documents” means the Agreement, any Note, the Fee Letter and each Subsidiary Guaranty, if any.

“London Banking Day” means any day on which dealings in US Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Subsidiary” means a Subsidiary that has total assets, determined in accordance with Generally Accepted Accounting Principles, in excess of 20% of the Company’s total consolidated assets, determined in accordance with Generally Accepted Accounting Principles.

“Maturity Date” means the earlier of (a) the fifth anniversary of the Closing Date and (b) the date of acceleration of the Loans pursuant to Section 7.2.

“Minimum Notice Period” means a period commencing no later than 11:00 a.m. New York City time (i) on the Effective Date of an Alternate Base Rate borrowing or rate selection and (ii) three Business Days prior to the Effective Date of a Eurodollar Rate borrowing, prepayment or rate selection.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“Moody’s” means Moody’s Investors Service, Inc., together with its successors and assigns.

“Non-U.S. Bank” means a Bank that is not incorporated under the laws of the United States of America or a state thereof.

“Note” means a promissory note in substantially the form of Exhibit A hereto, duly executed and delivered to the Administrative Agent by the Company and payable to the order of a Bank in the amount of its Commitment.

“Obligations” means all unpaid principal and interest in respect of the Loans, fees and all other obligations of the Company or any Subsidiary to the Banks or to any Bank, or to the Administrative Agent, in each case arising under the Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” means a certificate signed in the name of the Company by any Authorized Officer.

“Parent” means, with respect to any Bank, any Person as to which such Bank is, directly or indirectly, a subsidiary.

“Participant Register” has the meaning given thereto in Section 10.1.3 hereof.

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an estate, an unincorporated organization and a government, domestic or foreign, or any department or agency or political subdivision thereof.

“Potential Default” means an event which but for the lapse of time, the giving of notice or the happening of any further condition, event or act would constitute an Event of Default.

“Platform” has the meaning specified in Section 13.6.

“Prepayment Notice” means a written, telex, telecopy or telephonic notice by the Company to the Administrative Agent pursuant to Section 3 specifying the amount of principal to be prepaid and the Effective Date of such prepayment.

“Profit Before Taxes and Extraordinary Items” means on a consolidated basis for any fiscal period of the Company, earnings of the Company and its Subsidiaries (exclusive of Extraordinary Items) before provision for taxes in respect of, or measured by, income or excess profits for such period.

“Pro Rata” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment or, if the Commitments have terminated or expired, the percentage of the Aggregate Exposure represented by such Bank’s Exposure; provided, that, in accordance with and subject to Section 2.20, when a Defaulting Lender exists, such Defaulting Lender’s Commitment or Exposure shall be excluded from any determination hereof; provided, further, that no non-Defaulting Lender’s Commitment or Exposure shall increase as a result of such exclusion.

“Public Lender” has the meaning specified in Section 13.6.

“Rate Option” means the Eurodollar Rate or the Alternate Base Rate.

“Rate Selection Notice” means a written, telex or telephonic notice by the Company to the Administrative Agent specifying (i) the principal amount of the outstanding Loans that shall be governed by each Eurodollar Rate, if any, (ii) the Interest Period applicable to each such Eurodollar Loan and (iii) the Effective Date of each such Eurodollar Rate selection.

“Register” has the meaning given thereto in Section 10.1.2 hereof.

“Regulation D” means Regulation D of the Board (as modified) and shall include any successor or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board (as modified) and shall include any successor or other regulation or official interpretation of said Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers and advisors of such Person and of such Person’s Affiliates.

“Relevant Taxes” means, with respect to any payment under this Agreement, any tax other than (i) net income tax, a franchise tax or a branch profits tax, in each case imposed by the United States of America, the United Kingdom or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Bank in which its Applicable Lending Installation is located), (ii) except in the case of an assignee pursuant to a request by the Company under this Agreement, any withholding tax applicable to any Bank or the Administrative Agent on the date on which such Person becomes a party to this Agreement (or, in the case of a Bank, designates a new Applicable Lending Installation), (iii) taxes imposed by FATCA and (iv) taxes imposed if such Person: (a) is not entitled, on the date on which such Person becomes a party to this Agreement, to submit Form W-8BEN, Form W-8ECI, a certificate substantially in the form of the Exhibit C hereto, or any other form, certificate or documentation so as to meet its obligations to submit such form, certificate or documentation pursuant to Section 2.12.1; (b) shall have submitted an improper form or certificate; (c) shall have failed to submit any form, certificate or documentation which it was required to submit pursuant to Section 2.12.1 and required or entitled to file under applicable law (to the extent such taxes would not have been imposed if a proper form or certificate had been submitted); or (d) shall have failed to provide in a timely manner any notification required by Section 2.12.2.

“Required Banks” means, at any time, Banks having Exposures and unused Commitments representing more than 50% of the sum of the total Exposures and unused Commitments at such time; provided, that no Defaulting Lender (including its Loans and Commitments) shall be included in any determination of Required Banks.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, together with its successors and assigns.

“Sanction(s)” means any international economic sanction administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other similar relevant sanctions authority.

“Section” means a numbered Section of this Agreement, unless another document is specifically referenced.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person (including, for the avoidance of doubt, property consisting of the residual equity value of such Person’s subsidiaries) is greater than the amount that will be required to pay the probable liability of such Person on the sum of its debts and other liabilities, including contingent liabilities, (c) such Person has not, does not intend to, and does not believe (nor should it reasonably believe) that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they become due (whether at maturity or otherwise), (d) such Person does not have unreasonably small capital with which to conduct the businesses in which it is engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date, (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, and (f) such Person is “solvent” within the meaning given to that term and similar terms under the Bankruptcy Code of the United States and applicable laws relating to fraudulent transfers and conveyances. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means the representations and warranties of the Company contained in Sections 4.1, 4.2 (as it relates to the authorization, execution, delivery and performance of the Loan Documents), 4.3, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16 and 4.17.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means any Person whose accounts are consolidated with the accounts of the Company in accordance with Generally Accepted Accounting Principles for purposes of preparing the financial statements referred to in Section 5.1.

“Subsidiary Guarantor” means each Subsidiary that becomes a party to the Subsidiary Guaranty as required by Section 5.4, whether by original execution thereof or by executing and delivering to the Administrative Agent a joinder agreement thereto.

“Subsidiary Guaranty” means the Subsidiary Guaranty (including any and all supplements or joinder agreements thereto), if any, entered into by the Subsidiary Guarantors in favor of the Administrative Agent, substantially in the form of Exhibit G or in such other form as is acceptable to the Administrative Agent.

“Termination Date” has the meaning specified in Section 2.3.1.

“Transaction” means, collectively, (a) the consummation of the Acquisition, (b) the repayment or redemption of certain existing indebtedness of the Acquired Company, (c) the execution and delivery by the Company of this Agreement, the borrowing of Loans hereunder and the use of the proceeds thereof and (d) the issuance by the Company of senior unsecured notes generating aggregate gross proceeds of up $4,500,000,000 and/or the borrowing of any loans under a senior unsecured bridge facility, as applicable.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

2. TERMS.

2.1. Loans.

2.1.1. Commitment to Make Loans. Each Bank severally agrees to make a Loan to the Company on the Closing Date in an aggregate amount not to exceed such Bank’s Commitment. The Loans will be made available subject only to the conditions set forth in Section 9.

2.1.2. Term Loan. Amounts borrowed under this Section 2.1 and prepaid or repaid may not be reborrowed.

2.1.3. Payments. Loans shall be repaid in equal quarterly installments of 2.5% per quarter (aggregating 10% per annum of the amount borrowed) on the first day of each March, June, September, and December to occur during the term of this Agreement, commencing on June 1, 2013; provided that the Loans shall be paid in full on the Maturity Date unless prepaid prior to such date in accordance with the terms of this Agreement.

2.1.4. Evidence of Debt. The Loans made by each Bank shall be evidenced by one or more accounts or records maintained by such Bank and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing hereunder. In the event of any conflict between the accounts and records maintained by any Bank and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Bank made through the Administrative Agent, the Company shall execute and deliver to such Bank (through the Administrative Agent) a Note, which shall evidence such Bank’s Loans in addition to such accounts or records. Each Bank may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.2. Borrowings.

2.2.1. Company Notice. The Company shall give the Administrative Agent (which shall promptly notify the Banks) notice (within the applicable Minimum Notice Period) of the borrowing hereunder, stating the aggregate amount of the Loans requested under Section 2.1, the Effective Date of the Loans, the Interest Period applicable thereto, and specifying whether such borrowing shall consist of Alternate Base Rate Loans or Eurodollar Loans and the respective aggregate amounts of the Loans of each type.

2.2.2. Funding. Not later than 1:00 p.m. New York City time on the Effective Date for the borrowing under Section 2.1, each Bank shall make available to the Administrative Agent its Pro Rata amount of the requested Loans, to an account maintained by the Administrative Agent with Bank of America, in immediately available funds, for the account of the Company. The amount so received by the Administrative Agent shall, subject to the terms and conditions of this Agreement, be made available to the Company by depositing the same, in immediately available funds, in an account of the Company maintained with Bank of America, or such other account, in either case as specified in writing by an Authorized Officer (or in such other manner as may be specified by the Company and is reasonably acceptable to the Administrative Agent).

2.3. Fees.

2.3.1. Ticking Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a ticking fee equal to 0.20% per annum on such Bank’s unused Commitment from December 26, 2012 to and including the earliest of (a) the Closing Date, (b) the consummation of the Acquisition and (c) the termination of the Commitments (such earliest date being the “Termination Date”), payable in arrears on February 24, 2013 and every 90 days thereafter (in each case unless the Termination Date has occurred) and on the Termination Date.

2.3.2. Other Fees. The Company will pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter (but without duplication of fees otherwise payable pursuant to Section 2.3.1). Such fees will be fully earned when paid and will not be refundable for any reason whatsoever.

2.4. Changes of Commitments.

2.4.1. Banks. Subject to the provisions of Section 2.4.3, so long as no Event of Default shall have occurred and be continuing or would result therefrom and a Successful Syndication (as defined in the Fee Letter) has been achieved, the Company may, from time to time with the consent of the Administrative Agent at any time on or prior to the Closing Date, add additional banks as parties to this Agreement; provided that if an executive officer of the Company knows that a Potential Default exists at the time such bank is to be added hereto, the Company shall provide written notice thereof to the Administrative Agent and such bank prior to it agreeing (or declining) to become a party hereto. Unless the Company otherwise reduces the Commitments in accordance with the terms hereof or removes a Bank pursuant to the terms hereof, the addition of any new bank shall increase the aggregate Commitments; provided, however, that the aggregate Commitments shall at no time exceed $2,000,000,000. Any such new bank shall execute a consent in substantially the form attached hereto as Exhibit E, which executed consent shall be provided by the Company to the Administrative Agent.

2.4.2. Reduction of Commitments. (a) Optional. The Company may permanently reduce (or terminate in full) the aggregate unused Commitments in whole or in part in multiples of $25,000,000, without premium or penalty, upon at least three Business Days written notice to the Administrative Agent, which shall specify the amount of any such reduction, provided, however, that any notice of termination of the Commitments may state that such notice is conditioned upon the effectiveness of other credit facilities, incurrence of other indebtedness, or consummation of another transaction, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any reduction of the Commitments will be applied to the Commitment of each Bank according to its Pro Rata share. All fees accrued until the effective date of any termination of the Commitments will be paid on the effective date of such termination.

(b) Mandatory. The Commitments shall terminate automatically upon the making of the Loans pursuant to Section 2.1.1.

2.4.3. Consents. Prior to adding any bank to Schedule I pursuant to Section 2.4.1, the Company shall give written notice to the Administrative Agent specifying the action to be taken and the effective date of such action and, if applicable, a copy of the notice of Potential Default referenced in Section 2.4.1. The Administrative Agent shall have five (5) Business Days from receipt of such notice to provide to the Company written notice that the Administrative Agent does not consent to such action; provided that such consent shall not be unreasonably withheld, conditioned or delayed. Within five (5) Business Days of receipt of any such notice, the Company shall rescind such action and notify the Administrative Agent that such action will not be taken.

2.4.4. Notice. Within ten (10) Business Days following the effective date of the addition or removal of any Bank or the increase or decrease of any Commitment, the Administrative Agent shall notify each Bank of such change.

2.5. Determination of Applicable Margin. The Administrative Agent, using the per annum rates set forth below, shall from time to time determine the applicable margin used (in part) to calculate the Eurodollar Rate and the Alternate Base Rate (the “Applicable Margin”). The following per annum rates correspond with ratings of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) by S&P, Moody’s and Fitch.

	Pricing Levels	Applicable Eurodollar Rate Margin	Applicable Alternate Base Rate Margin
I	> BBB+ or Baa1	1.25%	0.25%
II.	BBB or Baa2	1.50%	0.50%
III.	BBB- or Baa3	1.75%	0.75%
IV.	BB+ and Ba1	2.00%	1.00%
V.	< BB+ and Ba1	2.25%	1.25%

For purposes of this Section 2.5, with respect to the rating of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) on any date of determination, (i) “Pricing Level I” means a rating of BBB+ or higher by S&P, or a rating of BBB+ or higher by Fitch, or a rating of Baa1 or higher by Moody’s, (ii) “Pricing Level II” means a rating of BBB or higher by S&P, or a rating of BBB or higher by Fitch, or a rating of Baa2 or higher by Moody’s, and that the Company does not qualify for Pricing Level I, (iii) “Pricing Level III” means a rating of BBB- or higher by S&P, or a rating of BBB- or higher by Fitch, or a rating of Baa3 or higher by Moody’s, and that the Company does not qualify for either Pricing Level I or Pricing Level II, (iv) “Pricing Level IV” means a rating of BB+ or higher by S&P, or a rating of BB+ or higher by Fitch, or a rating of Ba1 or higher by Moody’s, and that the Company does not qualify for Pricing Level I, Pricing Level II, or Pricing Level III, and (v) “Pricing Level V” means a rating of lower than BB+ by S&P, a rating of lower than BB+ by Fitch and a rating lower than Ba1 by Moody’s. If the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is split-rated by S&P, Fitch and

Moody’s, as applicable, and if all three ratings are at different levels, then the operative rating shall be the middle rating. For example, if the S&P rating on any date of determination is BBB+, the Moody’s rating on such date is Baa2, and the Fitch rating on such date is BBB-, Pricing Level II will be in effect. If the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is split-rated by one of S&P, Fitch or Moody’s, as applicable, and the other two agencies share the same rating, then the operative rating shall be the rating shared by the two agencies. For example, if the S&P rating on any date of determination is BBB-, the Moody’s rating on such date is Baa2, and the Fitch rating on such date is BBB-, Pricing Level III will be in effect on such date. The credit rating in effect on any date for purposes of this Section 2.5 is that rating in effect at the close of business on such date. If at any time neither S&P nor Moody’s provides a rating of the Company’s senior unsecured long-term indebtedness (without third-party credit enhancement), Pricing Level V shall at such time be in effect.

2.6. Interest Rates and Selection of Eurodollar Rates. Except as provided in this Section 2.6, the Loans shall bear interest at the Alternate Base Rate. Subject to the terms and conditions of this Agreement, the Company may elect from time to time to pay interest at a Eurodollar Rate and for an Interest Period selected hereunder for all or any portion of the Loans, by giving the Administrative Agent the appropriate Borrowing Notice (in the case of a new Loan) or a Rate Selection Notice (in the case of an existing Loan) in not less than the Minimum Notice Period applicable thereto. The unpaid principal amount of each Eurodollar Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate applicable to such Loan, and during such Interest Period the Rate Option applicable to such Eurodollar Loan shall not be changed by the Company or any Bank. If, at the end of an Interest Period for an outstanding Eurodollar Loan, the Company fails to select a new Rate Option by giving a Rate Selection Notice in not less than the Minimum Notice Period provided therefor or to pay such Eurodollar Loan, then such Loan shall be an Alternate Base Rate Loan on and after the last day of such Interest Period until paid or until the Effective Date of a new Rate Option. The Company may not select a Eurodollar Rate to apply to any portion of the Loans if, on the Effective Date of such selection, there exists an Event of Default or Potential Default.

2.7. Restrictions on Loans, Interest Periods and Conversion. Each conversion of a Loan to a new Rate Option shall be in an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof. Eurodollar Loans at any one time outstanding may not be divided into more than 10 Interest Periods without the prior consent of the Administrative Agent.

2.8. Interest Basis and Payment Dates. Interest on Alternate Base Rate Loans shall be calculated for actual days elapsed on the basis of a 365 or 366 day year and interest on Eurodollar Loans and fees shall be computed on the basis of a year of 360 days and actual days elapsed. The interest rate on Alternate Base Rate Loans shall change when and as the Alternate Base Rate changes. Interest accrued on Alternate Base Rate Loans shall be payable quarterly in arrears on the 1st day of each March, June, September and December to occur after the Closing Date, and upon any prepayment and on the Maturity Date (whether by acceleration or otherwise). Interest accrued on Eurodollar Loans shall be payable on the last day of the applicable Interest Period and, in the case of an Interest Period longer than three months, interest shall also be payable every three months during the Interest Period, upon any prepayment (whether due to acceleration or otherwise) and on the Maturity Date. If any Loan is not paid when due, whether at its scheduled maturity or upon acceleration, without duplication and notwithstanding anything in any Loan Document to the contrary, interest shall thereafter be payable on demand at the rate set forth in Section 7.2.2. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received by the Administrative Agent prior to 1:00 p.m. New York City time.

2.9. Payments.

2.9.1. Payment to Administrative Agent. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Company under this Agreement and any Notes shall be made free and clear of and without condition or deduction for any counterclaim, recoupment or setoff in U.S. Dollars, in immediately available funds, to the Administrative Agent to an account maintained by the Administrative Agent with Bank of America or as otherwise directed by the Administrative Agent, not later than 1:00 p.m. New York City time on the date on which such payment shall become due (and the Administrative Agent may in its discretion deem any payment made after such time on such due date to have been made on the next succeeding Business Day).

2.9.2. Application of Payments. Without prejudice to the other provisions of this Agreement, the Company shall, at the time of making each payment under this Agreement or any Note, specify to the Administrative Agent the Loans or other amounts payable by the Company hereunder to which such payment is to be applied (and if it fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may distribute such payment to the Banks in such manner as it or the Required Banks may determine to be appropriate, subject to Section 2.18 hereof).

2.9.3. Payment to Banks. Each payment received by the Administrative Agent under this Agreement or any Note for account of a Bank shall be paid promptly to such Bank, in immediately available funds, for account of such Bank’s Applicable Lending Installation for the Loan in respect of which such payment is made.

2.9.4. Extension for Business Day. If the due date of any payment under this Agreement or any Note would otherwise fall on a day which is not a Business Day such date shall (unless otherwise expressly provided herein) be extended to the immediately succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.

2.9.5. Funding by Banks; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Bank prior to the proposed date of the initial Borrowing of Eurodollar Loans (or, in the case of any initial funding of Alternate Base Rate Loans, prior to 12:00 noon on the date of such funding) that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available on such date in accordance with Section 2.2.2 (or, in the case of a funding of Alternate Base Rate Loans, that such Bank has made such share available in accordance with and at the time required by Section 2.2.2) and may, in reliance upon such assumption, make available to the Company a corresponding amount.

In such event, if a Bank has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Bank and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Bank, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Company, the interest rate applicable to Alternate Base Rate Loans. If the Company and such Bank shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period. If such Bank pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Bank’s Loan included in such Borrowing. Any payment by the Company shall be without prejudice to any claim the Company may have against a Bank that shall have failed to make such payment to the Administrative Agent.

2.9.6. Payments by Company; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Banks hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Bank or the Company with respect to any amount owing under Section 2.9.5 or 2.9.6 shall be conclusive, absent manifest error.

2.10. Applicable Lending Installations. Each Bank may book the Eurodollar Loans at any Applicable Lending Installation selected by the Bank and may change the Applicable Lending Installation from time to time, provided that a Bank may not change its Applicable Lending Installation to a new Applicable Lending Installation if, at the time of such change, the Company would incur additional costs pursuant to Sections 2.12 or 2.13. All terms of this Agreement shall apply to any such Applicable Lending Installation and the Loans shall be deemed held by each Bank for the benefit of such Applicable Lending Installation. Each Bank may, by written or telex notice to the Company and the Administrative Agent, designate an Applicable Lending Installation through which Eurodollar Loans are made and for whose account Eurodollar Loan payments are to be made.

2.11. Payment or Failure to Pay or Borrow on Certain Dates. If (i) any payment or interest rate conversion of a Eurodollar Loan occurs on a date which is not the last day of an Interest Period, or (ii) a Eurodollar Loan is not made on the date specified in a Borrowing Notice or Rate Selection Notice for any reason other than default by the Banks, the Company will indemnify each Bank for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain the Eurodollar Loan, but in any case excluding loss of anticipated profit.

2.12. Taxes.

2.12.1. Certification. Each Bank and the Administrative Agent shall submit to the Company on or prior to the date on which such Bank or Administrative Agent becomes a party to this Agreement, two duly completed and signed copies of Form W-8BEN (relating to such Person and entitling it to a complete exemption from withholding on all amounts of interest and original issue discount to be received by such Person pursuant to this Agreement), Form W-8ECI (relating to all amounts of interest and original issue discount to be received by such Person pursuant to this Agreement) of the United States Internal Revenue Service, a certificate substantially in the form of Exhibit C hereto (or a Form W-9 of the United States Internal Revenue Service), or any other form, certificate or documentation prescribed by law or as reasonably requested by the Company or the Administrative Agent as will permit payments required to be made in connection with the Loans and this Agreement to be made without, or at a reduced rate of, withholding. Thereafter and from time to time, each Bank and the Administrative Agent shall, subject to Sections 2.12.2 and 2.12.3, submit to the Company such additional duly completed and signed copies of one or the other of such forms (or such successor, additional or replacement forms as shall be adopted from time to time by the relevant United States taxing authorities) or of such a certificate, form or other documentation as required by, and at the time or times prescribed by, applicable law, or as the Company or the Administrative Agent may request from such Person which may be required by United States Federal, State, local or foreign tax authorities or under then current applicable law or regulations in connection with United States Federal, State, local or foreign withholding taxes on, or backup withholding in respect of, payments to be received by such Person hereunder or under any Notes and this Agreement. In addition, if a payment made to a Bank under this Agreement would be subject to U.S. Federal withholding tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Company, at the time or times prescribed by law and at such time or times reasonably requested by the Company, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company as may be necessary for the Company to comply with its obligations under FATCA, to determine that such Bank has or has not complied with such Bank’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12.1, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.12.2. Change of Law. If any Bank or the Administrative Agent determines, as a result of any change in applicable law, regulation or treaty, or in any official publication or interpretation thereof, that it is unable (after taking any reasonable steps available to it) to submit to the Company any form or forms or other certification that such party would otherwise have been obliged to submit pursuant to Section 2.12.1, or that such party is required to withdraw or cancel any such form or forms or other certification previously submitted, or if any Bank shall be unable to extend credit to the Company pursuant to Section 10.3, then such party shall promptly notify the Company of such fact, whereupon the Company shall, notwithstanding any provision herein to the contrary, be entitled to terminate such Bank’s Commitment. The Company will pay all principal, interest, fees, costs and other amounts due under Section 2.11 to such Bank in connection with any prepayment hereunder.

2.12.3. Withholding of Taxes; Gross-Up. If the Company or any paying agent is required by law or regulation to make any deduction, withholding or backup withholding on account of any Relevant Taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or any other taxing authority (or any subdivision or taxing authority thereof or therein) from any payment to any Bank or the Administrative Agent under this Agreement, then the amount payable in respect of such payment will be increased to the amount which, after deduction from such increased amount of all Relevant Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement to be payable with respect thereto had no such deduction, withholding or backup withholding been required.

2.12.4. Company Indemnity. Without prejudice to the provisions of Section 2.12.3, if any Bank or the Administrative Agent on its behalf is required by law to make any payment on account of a Relevant Tax that is not in effect or applicable on the date hereof on or in relation to any sum received or receivable hereunder by such Bank or the Administrative Agent on its behalf, of any Relevant Tax liability in respect of any such payment, which payment is hereafter imposed, levied or assessed against such Bank or the Administrative Agent on its behalf, the Company will, upon demand of the Administrative Agent or such Bank, promptly indemnify such Bank against such payment or liability, together with any interest, penalties and expenses payable or incurred in connection therewith or for any delay in payment thereof.

2.12.5. Notice to Company. A Bank intending to make a claim pursuant to Section 2.12.4 shall notify the Administrative Agent of the event by reason of which it is entitled to do so promptly after becoming aware of the circumstances giving rise to the claim, whereupon the Administrative Agent shall notify the Company thereof. Failure or delay on the part of the Administrative Agent or a Bank to demand compensation pursuant to this Section 2.12.5 shall not constitute a waiver of such Bank’s or the Administrative Agent’s right to demand such compensation; provided that the Company shall not be required to compensate a Bank pursuant to Section 2.12.4 for any such payment or liability incurred more than 180 days prior to the date that such Bank or the Administrative Agent on its behalf notifies the Company of the event giving rise to such payment or liability pursuant to Section 2.12.4 and of such Bank’s intention to claim compensation therefor; provided further that, if the event giving rise to such payment or liability is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.12.6. Notice of Withholding. If at any time the Company is required by law or regulation to make any deduction, withholding or backup withholding on account of any taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or other taxing authority (or any subdivision or taxing authority thereof or therein) from any sum payable by it hereunder (or if thereafter there is any change in the rates at which or the manner in which such deductions or withholdings are calculated) the Company shall promptly notify the Administrative Agent.

2.12.7. Timely Payment. If the Company makes any payment hereunder in respect of which it is required by law or regulation to make any deduction, withholding or backup withholding on account of any taxes hereafter imposed, levied, collected, withheld or assessed by the United States, the United Kingdom or other taxing authority (or any subdivision or taxing authority thereof or therein) it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to the Administrative Agent within thirty days after it has made such payment to the applicable authority a receipt issued by such authority or other evidence reasonably satisfactory to the Administrative Agent evidencing the payment to such authority of all amounts so required to be deducted or withheld from such payment.

2.12.8. Mitigation. If any Bank or the Administrative Agent, as the case may be, is, in its reasonable opinion, able to apply for or otherwise take advantage of any tax credit, tax deduction or other reduction (which reduction is permanent in nature) in tax or similar benefit by reason of any withholding or deduction made by the Company in respect of a payment made by it hereunder which payment shall have been increased pursuant to Section 2.12.3, then such Person will use reasonable efforts to obtain such credit, deduction or benefit and upon receipt thereof will pay to the Company such amount (if any) not exceeding the increased amount paid by the Company as equals the net after-tax value to such Person of such part of such credit, deduction or benefit as it considers is allocable to such withholding or deduction having regard to all its dealings giving rise to similar credits, deductions or benefits in relation to the same tax period and to the cost of obtaining the same; provided that nothing herein contained shall interfere with the right of any such Person to arrange its tax affairs in whatever manner it deems fit and in particular no such Person shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of any such deduction or withholding in priority to any other reliefs, claims, credits or deductions available to it.

2.12.9. Bank Indemnity. Each Bank shall severally indemnify the Administrative Agent for any taxes (but, in the case of any taxes for which the Company is required to indemnify or pay any additional amount to such Bank pursuant to Section 2.12.3 or 2.12.4, only to the extent that the Company has not already indemnified the Administrative Agent for such taxes and without limiting the obligation of the Company to do so) attributable to such Bank that are paid or payable by the Administrative Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such amounts were correctly or legally imposed or asserted by the relevant taxing authority. The indemnity under this Section 2.12.9 shall be paid within 30 days after the Administrative Agent delivers to the applicable Bank a certificate stating the amount so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

2.12.10. Treatment of Certain Refunds. If a Bank or the Administrative Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any taxes at to which it has been indemnified by the Company pursuant to this Section 2.12 (including additional amounts paid pursuant to this Section 2.12), it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made by the Company under this Section 2.12 with respect to the taxes giving rise to such refund), net of all out-of-pocket expenses (including any taxes) of such indemnified Bank or Administrative Agent and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). The Company, upon the request of such Bank or the Administrative Agent, shall repay to such Bank or the Administrative Agent the amount paid to the Company pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event such Bank or the Administrative Agent is required to repay such refund to such governmental authority. This Section 2.12.10 shall not be construed to require any Bank or the Administrative Agent to make available its tax returns (or any other information relating to this taxes which it deems confidential) to the Company or any other Person.

2.13. Increased Costs.

2.13.1. Change of Law. If, after the date hereof, by reason of any adoption of or change in law, rule, regulation or treaty, or in the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the force of law) by any central bank or other fiscal, monetary or other authority (including those regarding capital adequacy):

(a)	a Bank incurs an increased cost as a result of its having entered into and/or performed its obligations under this Agreement, and/or its maintaining its Commitment hereunder and/or making one or more Loans hereunder;

(b)	there is any increase in the cost to a Bank of funding or maintaining all or any of the Loans comprised in a class of loans formed by or including the Loans made or to be made by it hereunder;

(c)	a Bank or the Administrative Agent becomes subject to any taxes, duties, levies, imposts, deductions, assessments, fees, charges or withholdings, and any and all liabilities with respect to the foregoing (not being a tax for which the Company is required to indemnify or pay any additional amount to such Bank pursuant to Section 2.12.3 or 2.12.4, nor a tax explicitly excluded from the definition of Relevant Taxes) on its loans, loan principal, commitment or other obligations, in each case hereunder, or its deposits, reserves, other liabilities or capital attributable thereto; or

(d)	the amount of capital or liquidity required or expected to be maintained by any Bank or any Person controlling any Bank is increased because of the existence of this Agreement and Loans outstanding hereunder or any Bank’s obligation to make Loans hereunder, then such Bank shall comply with its obligations under Section 2.17 with a view to mitigating the Company’s obligations under this Section and the Company shall, within 15 days of receipt from such Person of the certificate described in Section 2.13.2, pay to such Person such amounts sufficient to indemnify such Person against, respectively:

(w)	such cost;

(x)	the lesser of (i) such increased cost and (ii) such proportion of such increased cost as is in the good faith opinion of that Person attributable to its funding or maintaining Loans hereunder;

(y)	such liability; or

(z)	any reduction in rate of return as a consequence of such increase in capital requirements.

Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Agent and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “change of law” for purposes of this Section 2.13, Section 2.12.2, and each other relevant Section of this Agreement, regardless of the date enacted, adopted, issued or implemented.

2.13.2. Notice. A Person intending to make a claim pursuant to Section 2.13.1 shall deliver to the Company and the Administrative Agent, promptly after becoming aware of the circumstances giving rise to the claim, a certificate to that effect specifying the event by reason of which it is entitled to make such claim and setting out in reasonable detail the basis and computation of such claim. Failure or delay on the part of any Person to demand compensation pursuant to this Section 2.13.2 shall not constitute a waiver of such Person’s right to demand such compensation; provided that the Company shall not be required to compensate such Person pursuant to Section 2.13.1 for any increased costs or reductions incurred more than 180 days prior to the date that such Person notifies the Company and the Administrative Agent of the event giving rise to such increased costs or reductions pursuant to Section 2.13.1 and of such Person’s intention to claim compensation therefor; provided further that, if the event giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14. Availability of Interest Rate. If any Bank determines that (i) maintenance of the Eurodollar Loans at an Applicable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, (ii) deposits of a type and maturity appropriate to match fund a Eurodollar Loan are not available or (iii) that a Eurodollar Rate does not accurately reflect the cost of making or maintaining a Eurodollar Loan, then such Bank may suspend the availability of the affected Rate Option provided that such suspension shall not affect any Loans outstanding under an affected Rate Option and provided that, notwithstanding the foregoing, each Bank shall make Alternate Base Rate Loans available to the Company in lieu of Eurodollar Loans whose availability has been suspended.

2.15. Bank Certificates; Survival of Indemnity. To the extent reasonably possible, each Bank shall designate an alternate Applicable Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Company to such Bank under Section 2.12 or Section 2.13 or to avoid the unavailability of a Rate Option under Section 2.14, so long as such designation is not disadvantageous to such Bank. A certificate of a Bank as to the amount due under Sections 2.11, 2.12 or 2.13 and the basis for the determination of such amount shall be final, conclusive and binding on the Company in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Bank funded the Eurodollar Loan through the purchase of a deposit of the type, maturity and amount corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to the Loan. Unless otherwise provided herein, the amount specified in the certificate shall be payable within 15 days after receipt by the Company of the certificate. The obligations under Sections 2.11, 2.12 and 2.13 shall survive payment of the Loans and termination of this Agreement.

2.16. Telephonic Notices. The Company hereby authorizes the Banks and the Administrative Agent to extend Loans and effect rate selection choices based on telephonic Borrowing and Rate Selection Notices made by any Person or Persons to the Administrative Agent and which the Administrative Agent in good faith believes to be acting on behalf of the Company. The Company agrees to promptly confirm to the Administrative Agent any telephonic Borrowing Notice or Rate Selection Notice in writing signed by an Authorized Officer substantially in the form of Exhibit B hereto. If the written confirmation differs in any material respect from the action taken by the Administrative Agent, the records of the Administrative Agent shall govern absent manifest error.

2.17. Mitigation of Additional Costs or Adverse Circumstances. If, in respect of any Bank, circumstances arise which could reasonably be expected to, including upon the giving of notice, result in (i) an increase in the amount of any payment to be made to it or for its account pursuant to Section 2.12, or (ii) a claim for indemnification pursuant to Sections 2.12 or 2.13, then such Bank shall, promptly upon becoming aware of the same, notify the Administrative Agent and the Company thereof and, in consultation with the Administrative Agent and the Company, and, to the extent that it can do so without prejudice to its own position, take such reasonable steps as may be reasonably open to it to avoid the effects of such circumstances (including, without limitation, the transfer of its Applicable Lending Installation to another jurisdiction or the transfer of its rights and obligations hereunder to another financial institution acceptable to the Company (in its sole and absolute discretion) and willing to participate in the Agreement or the restructure of its participation in the Agreement in a manner which will avoid the event in question and on terms mutually acceptable to such Bank and the Company). If and so long as a Bank has been unable to take, or has not taken, steps acceptable to the Company to mitigate the effect of the circumstances in question, such Bank shall be obligated, at the request of the Company, to transfer all its rights and obligations hereunder, subject to payment of all principal, interest, fees, funding losses under Section 2.11 and any other amounts due such Bank hereunder, to another financial institution nominated by the Company and willing to participate in the Agreement in place of such Bank.

2.18. Pro Rata Treatment. Except to the extent otherwise expressly provided in this Agreement:

2.18.1. Borrowings, Fees, Etc. Each Loan hereunder shall be made from the Banks, each payment of fees shall be made for account of the Banks, and each termination or reduction of the amount of the Commitments shall, except as set forth in Sections 2.12, 2.17, 2.19 and 2.20, be applied to each of the Banks on a Pro Rata basis. The making, conversion and continuation of Loans of any type shall be done on a Pro Rata basis among the Banks.

2.18.2. Payment of Principal and Interest. Except as provided in Sections 2.12, 2.13, 2.14, 2.17 and 2.19, each payment and prepayment by the Company of principal of or interest on the Loans shall be made to the Administrative Agent for account of the Banks holding Loans of such type Pro Rata in accordance with the respective unpaid principal amounts thereof.

2.18.3. Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.19. Illegality. If at any time it is unlawful for a Bank to fund or allow to remain outstanding all or any of the Loans made or to be made by it hereunder, then such Bank shall, promptly after becoming aware of the same, deliver to the Company and the Administrative Agent a certificate to that effect. Thereafter such Bank shall not be obligated to make Loans hereunder and the amount of its Commitment shall be reduced to zero and, if unlawful for such Loans to remain outstanding, all Loans made by such Bank shall be immediately repaid in full together with interest accrued thereon and all other amounts payable hereunder with respect thereto including funding losses under Section 2.11.

2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Bank becomes a Defaulting Lender, then the following provisions shall apply for so long as such Bank is a Defaulting Lender:

(a)	Fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Sections 2.3;

(b)	The Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Banks have taken or make take any action hereunder, including any consent to any amendment, waiver or other modification pursuant to Section 8.2; provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Bank or each Bank affected thereby.

Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Company may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; third, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 9 were satisfied or waived, such payment shall be applied solely to pay the Loans of each Bank that is not a Defaulting Lender on a Pro Rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Banks Pro Rata. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Bank irrevocably consents hereto.

If each of the Administrative Agent and the Company agrees that a Defaulting Lender has adequately remedied all matters that caused such Bank to be a Defaulting Lender, then on such date such Bank shall purchase at par such of the Loans of the other Banks as the Administrative Agent shall determine may be necessary in order for such Bank to hold such Loans in accordance with its Pro Rata share.

3. PREPAYMENT.

3.1. Generally. Upon receipt by the Administrative Agent of a Prepayment Notice not less than the Minimum Notice Period prior to the Effective Date thereof, the Company may from time to time pay, without premium or penalty, all, or, in a minimum aggregate amount of $25,000,000, any part of the principal of, the Loans prior to the Maturity Date by paying, in addition to the principal amount of such payment, all interest accrued on the payment to the date thereof. Except as provided in Section 2.11 and Section 7.2, Eurodollar Loans may be paid only on the last day of the applicable Interest Period. Each such prepayment will be applied to the Loans of the Banks in accordance with their respective Pro Rata shares and to the installments thereof as directed by the Company, or, in the absence of such direction, in direct order of maturity.

4. REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Banks and the Administrative Agent that:

4.1. Corporate Existence and Standing. Each of the Company and the Material Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite authority to conduct its business in each jurisdiction in which the failure to obtain the necessary authority could reasonably be expected to materially adversely affect the consolidated condition or operations of the Company or the ability of the Company to perform the Obligations.

4.2. Authorization and Validity. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by proper corporate proceedings and the Loan Documents, when executed and delivered, will constitute valid, legal, binding and enforceable obligations of the Company.

4.3. Compliance with Laws and Contracts. Neither the execution and delivery by the Company of the Loan Documents, the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any Material Subsidiary or articles or certificates of incorporation or by-laws or the provisions of any indenture, instrument or agreement in a principal amount of at least $35,000,000, or where aggregate payments due thereunder or amounts received thereunder equal at least $35,000,000, to which the Company or any Material Subsidiary is a party, or result in the creation or imposition of any Lien pursuant to the terms of any such indenture, instrument or agreement, and, immediately after giving effect to the execution and delivery of this Agreement and each of the Loan Documents, there will not exist any default (or event which, with notice or lapse of time, would be a default) under any such indenture, instrument or agreement as a result of such execution and delivery.

4.4. Financial Statements.

4.4.1. Audited. The May 27, 2012 consolidated financial statements of the Company heretofore delivered to each Bank were prepared in accordance with Generally Accepted Accounting Principles in effect on the date such statements were prepared and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at such date and the consolidated results of their operations for the period then ended.

4.4.2. No Material Adverse Change. No material adverse change in the consolidated financial position or results of operations of the Company and its Subsidiaries as shown on said May 27, 2012 financial statements has occurred from the date thereof to and including the date of this Agreement.

4.5. Taxes. The Company and the Material Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any Material Subsidiary, except (a) such taxes, if any, as are being contested in good faith and as to which reserves have been provided in accordance with Generally Accepted Accounting Principles, or (b) to the extent that the failure to do so could not reasonably be expected to materially adversely affect the consolidated condition or operations of the Company or the ability of the Company to perform the Obligations.

4.6. Litigation. As of the date of this Agreement, there is no litigation or proceeding pending or, to the knowledge of any of their executive officers, threatened, against the Company or any Material Subsidiary which could reasonably be expected to materially adversely affect the consolidated financial position or results of operations of the Company and its Subsidiaries or the ability of the Company to perform the Obligations.

4.7. Employee Retirement Income Security Act of 1974. As of the date hereof, neither the Company nor any Material Subsidiary has failed to satisfy the minimum funding standard within the meaning of Section 302 of the Employee Retirement Income Security Act of 1974, as amended, or has incurred any material liability (which has become due but which has not been paid) to the Pension Benefit Guaranty Corporation established under such Act (or any successor thereto under such Act) in connection with any employee benefit plan established or maintained by the Company or any Material Subsidiary.

4.8. Defaults. No Event of Default or Potential Default has occurred and is continuing.

4.9. Accuracy of Information. As of the date of this Agreement, no written information, exhibit or report furnished by the Company or any Material Subsidiary to the Administrative Agent or to the Banks in connection with the negotiation of the Loan Documents, taken as a whole, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made.

4.10. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” (as defined in Regulation U of the Board). The Company shall not use the proceeds of any Loan in a manner that would result in any violation of the provisions of Regulation U.

4.11. Legal Authority. No approval, authorization, consent, adjudication or order of any governmental authority, which has not been obtained by the Company is required to be obtained by the Company in connection with the execution and delivery of the Loan Documents, the borrowing under the Agreement or in connection with the performance by the Company of its obligations under the Loan Documents.

4.12. Investment Company Status. The Company is not an “investment company” as defined in, or subject to regulation as such under, the Investment Company Act of 1940.

4.13. OFAC. No Loan Party, nor, to the knowledge of any Loan Party, any Related Party thereof, (i) is currently the subject of any Sanctions, (ii) is located, organized or residing in any Designated Jurisdiction, or (iii) is or has been (within the previous five (5) years) engaged in any transaction with any Person who is now or was then the subject of Sanctions or who is located, organized or residing in any Designated Jurisdiction. No Loan, nor the proceeds from any Loan, has been used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business of any Person located, organized or residing in any Designated Jurisdiction or who is the subject of any Sanctions, or in any other manner that will result in any violation by any Person (including any Bank, the Arranger or the Administrative Agent) of Sanctions.

4.14. Solvency. The Company and Subsidiaries, on a consolidated basis, will be Solvent after giving effect to the Transaction.

4.15. Use of Proceeds. The Company shall use the proceeds of the Loans to (a) finance, in part, the Acquisition, (b) refinance certain existing public and/or private indebtedness of the Acquired Company and (c) pay fees and expenses incurred in connection with the Transaction.

4.16. Patriot Act. The condition specified in Section 9(f) has been satisfied.

4.17. Status as Senior Debt. The Obligations are “Designated Senior Debt”, “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any Indebtedness that is subordinated in right of payment to the Obligations.

5. AFFIRMATIVE COVENANTS.

5.1. Financial Statements, Reports, Returns and Other Financial Data. The Company covenants that, so long as any Bank shall have any Commitment or Loan outstanding, the Company will deliver to the Administrative Agent (who will make such documents available to each Bank) the following:

5.1.1. Quarterly Financial Statements. Within 60 days after the end of each of the first three quarterly accounting periods of the Company’s fiscal year, (i) quarterly consolidated statements of earnings and cash flow of the Company and its Subsidiaries, and (ii) quarterly consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form consolidated figures for the corresponding period in the preceding fiscal year, all in accordance with Generally Accepted Accounting Principles (except that footnote disclosures required by Generally Accepted Accounting Principles may be omitted and that the statement of stockholders’ equity will be omitted and subject to audit and changes resulting from year-end adjustment) all in the form submitted by the Company to its shareholders.

5.1.2. Annual Financial Statements. Within 90 days after the end of the Company’s fiscal year (i) annual consolidated statements of earnings, stockholders’ equity and cash flow of the Company and its Subsidiaries for such year, and (ii) annual consolidated balance sheets of the Company and its Subsidiaries, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in accordance with Generally Accepted Accounting Principles and certified by independent certified public accountants of recognized national standing selected by the Company and all in a form submitted by the Company to its shareholders.

5.1.3. Stockholder and Governmental Reports. Promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its stockholders and of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission.

Notwithstanding the foregoing or anything to the contrary set forth herein, the Company shall be deemed to have delivered the items described in Sections 5.1.1, 5.1.2 and 5.1.3 to the Administrative Agent and the Banks if the applicable item has been filed with the Securities and Exchange Commission or other applicable governmental authority and is freely and readily available without charge to the Administrative Agent and the Banks on the website of the Securities and Exchange Commission or such other applicable governmental authority, or such item has been made freely and readily available without charge to the Administrative Agent and the Banks on the Company’s website www.conagrafoods.com, and the delivery date therefor shall be deemed to be the first day on which the applicable item is available to the Administrative Agent and the Banks on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent (who shall use reasonable efforts to notify the Banks) of each posting to such sites upon the occurrence thereof.

5.2. Officer’s Certificate. Together with each delivery of financial statements required by Section 5.1.1 and 5.1.2 above, the Company will deliver to the Administrative Agent for distribution to each of the Banks an Officer’s Certificate setting forth the calculations necessary to determine compliance with Sections 6.1 and 6.3 of this Agreement and stating that there exists no Event of Default or Potential Default or, if any such Event of Default or Potential Default exists, specifying the nature thereof, the period of existence thereof and what action the Company has taken or proposes to take with respect thereto. The Company also covenants that forthwith upon any Authorized Officer obtaining knowledge of an Event of Default or Potential Default under this Agreement, it will deliver to any Bank that has any Loan or any Commitment outstanding an Officer’s Certificate specifying the nature thereof, the period of existence thereof, and what action the Company has taken or proposes to take with respect thereto. Where the financial statements required by Section 5.1.1 or 5.1.2 above are necessary to determine whether all covenants herein have been complied with, or whether an Event of Default has occurred, the most recent financial statements referred to in Section 5.1.1 and 5.1.2 above, shall be used to make such determination.

5.3. Sale and Lease-Back. If a “Sale and Lease-Back Transaction” (as defined in Section 3.7 of the Indenture) occurs that (i) results in net proceeds to the Company or a Subsidiary in excess of $50,000,000, and (ii) requires the retirement by the Company of debt pursuant to Section 3.7(c) of the Indenture, then the Company shall, within 90 days following the effective date of such Sale and Lease-Back Transaction, offer to the Banks to use the net proceeds of such Sale and Lease-Back Transaction to prepay, without premium, an amount of the principal amount of the Loans of the Banks (on a Pro Rata basis). Such amount shall be based on a fraction, the numerator of which would be the principal amount of Loans then outstanding and the denominator of which would be the principal amount outstanding of all funded debt for which the Company is required by the terms thereof to make similar offers. Such offer would be terminated if not accepted in writing within 5 Business Days following the date of such offer. For purposes of this Section, the applicable provisions of the Indenture shall be deemed incorporated herein mutatis mutandis without the effect of any amendment, waiver or termination of the Indenture.

5.4. Covenant to Guarantee Obligations. (a) If (and solely if) as of the Closing Date the rating of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) is less than BBB- by S&P or less than Baa3 by Moody’s, then all Material Subsidiaries that are direct wholly owned Domestic Subsidiaries (excluding, however, after the Acquisition Closing Date, the Acquired Company until the earlier of the date (x) of repayment, redemption or satisfaction and discharge, in each case in full, of the Acquired Company Indebtedness identified on Part A of Schedule II hereto (the “Ralcorp Private Notes”) and (y) the “Leverage Ratio” (as defined in, and calculated in accordance with, the Ralcorp Private Notes) of the Acquired Company is below 3.25:1.00) shall promptly (i) guarantee the Obligations pursuant to a duly executed Subsidiary Guaranty and (ii) deliver to the Administrative Agent documents of the types referred to in Section 9(a)(iv), (v) and (vi) and, if requested by the Administrative Agent, opinions of counsel to such Subsidiary Guarantor or the Company (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty) in form and substance substantially similar to the opinions of counsel attached hereto as Exhibit D (which may exclude local counsel for guarantors not organized under the laws of California, Delaware, Georgia, Illinois or Missouri to the extent that such excluded guarantors do not represent more than 10% in aggregate of the Company’s consolidated total assets, Profit Before Taxes and Extraordinary Items or net income), all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) If (x) any Subsidiary, including, without limitation, the Acquired Company or any of its subsidiaries, guarantees any other debt for borrowed money (including credit facilities, notes, bonds, debentures or similar obligations) of the Company or, solely in the case of any wholly-owned Domestic Subsidiary (including the Acquired Company and its wholly-owned domestic subsidiaries), of any other Subsidiary (wholly-owned or otherwise, including the Acquired Company and its subsidiaries) of the Company in excess of $250,000,000 in aggregate principal amount for all of such Subsidiaries (excluding from this clause (x) guarantees by subsidiaries of the Acquired Company of Acquired Company Indebtedness) or (y) the Company guarantees any debt for borrowed money (including credit facilities, notes, bonds, debentures or similar obligations) of any of its wholly-owned Domestic Subsidiaries (including the Acquired Company and its wholly-owned domestic subsidiaries) in excess of $250,000,000 in aggregate principal amount for all of such Subsidiaries, then, within 45 days (or such later time as may be acceptable to the Administrative Agent) thereof the Company shall (i) cause each such Subsidiary that so guarantees debt for borrowed money as described in clause (x) and each Domestic Subsidiary that benefits from the guarantees of the Company described in clause (y), to the extent permitted by the terms of its existing debt instruments, as in existence on the date hereof, to deliver to the Administrative Agent, a duly executed Subsidiary Guaranty (or supplement or joinder thereto) and (ii) deliver to the Administrative Agent documents of the types referred to in Section 9(a)(iv), (v) and (vi) and, if requested by the Administrative Agent, opinions of counsel to such Subsidiary Guarantor or the Company (which shall cover, among other things, the legality, validity, binding effect and enforceability of the Subsidiary Guaranty) in form and substance substantially similar to the opinions of counsel attached hereto as Exhibit D (which may exclude local counsel for Subsidiary Guarantors not organized under the laws of California, Delaware, Georgia, Illinois or Missouri to the extent that such excluded Subsidiary Guarantors do not represent more than 10% in aggregate of the Company’s consolidated total assets, Profit Before Taxes and Extraordinary Items or net income), all in form, content and scope reasonably satisfactory to the Administrative Agent.

5.5. Acquired Company Obligations. The Company will, within five (5) Business Days after the Closing Date (or in the case of the Amended and Restated Receivables Purchase Agreement referenced to on Part B of Schedule II, promptly after the Closing Date) give irrevocable notice of its intention to retire (or make arrangements reasonably acceptable to the Administrative Agent for the retirement of) the Acquired Company Indebtedness (and terminate any unfunded commitments thereunder), and thereafter retire as contemplated by such notices (or make arrangements reasonably acceptable to the Administrative Agent for the retirement of) such indebtedness and terminate any unfunded commitments thereunder.

6. NEGATIVE COVENANTS.

The Company covenants, so long as any Bank shall have any Commitment or Loan outstanding, as follows:

6.1. Funded Debt. The Company will not permit the ratio of Consolidated Funded Debt to Consolidated Capital Base to exceed (a) 0.75:1.00 at any time during the four fiscal quarters of the Company commencing with the fiscal quarter in which the Closing Date occurs, (b) 0.70:1.00 at any time during the following four fiscal quarters commencing with the fiscal quarter in which the first anniversary of the Closing Date occurs and (c) thereafter 0.65:1.00, provided that if the Existing Revolving Credit Agreement is not amended to increase such ratio to 0.75:1.00, then the covenant level shall be 0.65:1.00 at all times.

6.2. Consolidation, Merger, Sale or Conveyance. The Company will not merge or consolidate with any other corporation or sell or convey (including by way of lease) all or substantially all of its assets to any Person, unless (i) either the Company shall be the continuing corporation or the successor corporation, or the continuing or successor corporation, or the Person which acquires by sale or conveyance substantially all the assets of the Company (if other than the Company) shall be a corporation or entity organized under the laws of the United States of America or any State thereof and shall expressly assume the due and punctual payment of the principal of and interest on the Loans and the due and punctual performance and observance of all of the covenants and conditions of this Agreement to be performed or observed by the Company, by written instrument executed and delivered to the Banks by such corporation or entity, and (ii) immediately after such merger or consolidation, or such sale or conveyance, no Potential Default or Event of Default shall exist and be continuing. In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the Company, with the same effect as if it had been named herein. In the event of any such sale or conveyance (other than a conveyance by way of lease) the Company or any successor corporation which shall theretofore have become such in the manner described in this Section shall be discharged from all obligations and covenants under this Agreement and any Notes and may be liquidated and dissolved. If a successor corporation has been substituted for the Company or another corporation and has assumed payment of the Loans and performance and observance of the covenants of this Agreement in accordance with this Section 6.2, the Company or other corporation previously obligated under the Agreement and any Notes shall be discharged from all obligations and covenants under this Agreement and any Notes and may be liquidated and dissolved.

6.3. Fixed Charge Coverage. The Company and its Subsidiaries will maintain, on a consolidated basis, a ratio of (i) Profit Before Taxes and Extraordinary Items plus Fixed Charges plus amortization of intangible assets minus equity in earnings of Affiliates to (ii) Fixed Charges greater than 1.75 to 1.0 on a four-quarter rolling basis calculated at each quarter end.

6.4. Liens. The Company will perform, comply with and observe for the benefit of the Banks its agreements in Section 3.6 of the Indenture. For purposes hereof, the provisions of said Section 3.6 of the Indenture, together with related definitions and ancillary provisions, are hereby incorporated herein by reference, mutatis mutandis, and shall be deemed to continue in effect for the benefit of the Banks (as if they held Securities under the Indenture) as in effect on the date hereof, whether or not said provisions otherwise remain in effect or are modified or terminated; provided that for purposes of this incorporation by reference, each reference in said Section to “Securities” shall be deemed to include the Loans made hereunder, and if the Company is required by said Section 3.6 to equally and ratably secure the Securities, the Company shall cause the Notes and the Obligations to be secured by Liens equally and ratably with the Securities (without implying in any way that the Notes are securities for purposes of state or federal securities laws) and any and all other obligations and indebtedness secured by such Liens.

7. EVENTS OF DEFAULT AND REMEDIES.

7.1. Events of Default. For purposes of this Agreement, each of the following events shall be Events of Default:

7.1.1. Failure to Pay Principal of Loans. The Company defaults in the payment of any principal of any Loan when the same shall become due, either by the terms thereof or otherwise as herein provided.

7.1.2. Failure to Pay Interest on Loans or Fees. The Company defaults in the payment of any interest on any Loan or any fees hereunder for more than 10 Business Days after the date due.

7.1.3. Default Under Other Obligations. The Company or any Subsidiary defaults under any agreement or indenture pursuant to which the Company or any Subsidiary has borrowed more than $35,000,000 in principal amount (or has sold notes the aggregate principal amount of which exceeds $35,000,000) and such default has not been cured within any period of grace with respect thereto, provided, however, (i) the Company may exclude from the operation of this Section 7.1.3 one or more Subsidiaries so long as the Company’s equity investment in such excluded Subsidiaries is less than 20% of the Company’s consolidated assets and (ii) for the avoidance of doubt, any such default with respect to any Acquired Company Indebtedness resulting from the acquisition, redemption, exchange, repayment or prepayment (including any offer to redeem or prepay) of the same in connection with the Acquisition, or other optional offer of prepayment of the Acquired Company Indebtedness, shall be excluded from the operation of this Section 7.1.3.

7.1.4. Breach of Representation. Any representation or warranty made by any Loan Party herein, in any other Loan Document or in any writing furnished pursuant to this Agreement shall be false in any material respect on the date as of which it was made.

7.1.5. Failure to Perform Negative Covenants. The Company defaults in the performance or observance of any agreement contained in Section 6 and such default shall not have been remedied within 30 days after an Authorized Officer obtained knowledge of such default.

7.1.6. Failure to Perform Other Terms and Conditions. The Company defaults in the performance or observance of any other agreement, covenant, term or condition contained herein and such default shall not have been remedied within 30 days after written notice thereof shall have been received by the Company from any of the Banks.

7.1.7. Assignment For Benefit of Creditors and Insolvency. The Company or any Material Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or is unable generally to pay its debts or is adjudicated bankrupt or insolvent.

7.1.8. Order for Relief. Any order for relief, judgment or decree is entered in any proceeding described in Section 7.1.9 in respect of the Company or any Material Subsidiary.

7.1.9. Voluntary Receiver or Bankruptcy. The Company or any Material Subsidiary petitions or applies to any tribunal for the appointment of a trustee, receiver or liquidator of the Company or any Material Subsidiary, or of any substantial part of the assets of the Company or any Material Subsidiary, or commences any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or law of any jurisdiction, whether now or hereafter in effect.

7.1.10. Involuntary Receiver or Bankruptcy. Any petition or application described in Section 7.1.9 is filed, or any proceedings described in Section 7.1.9 are commenced, against the Company or any Material Subsidiary, and the Company or any Material Subsidiary by any act indicates its approval thereof, consent thereto, or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree remains in effect and unstayed for more than 60 consecutive days.

7.1.11. Involuntary Order for Relief. Any order for relief, judgment or decree is entered in any proceedings against the Company or any Material Subsidiary decreeing the dissolution, winding-up or liquidation of the Company or any Material Subsidiary and such order, judgment or decree is unstayed and in effect for more than 60 consecutive days.

7.1.12. Unsatisfied Judgment. A final judgment or judgments for the payment of money aggregating in excess of $35,000,000 (excluding amounts covered by insurance to the extent the relevant insurer has not denied coverage thereof) is or are outstanding against the Company or any Material Subsidiary and any one of such judgments has been outstanding for more than 30 days from the date of its entry and has not been discharged in full or stayed.

7.1.13. Invalidity of Loan Documents. This Agreement, any Note or any material guarantee under the Subsidiary Guaranty shall, for any reason, cease to be in full force and effect, or the Company or any Subsidiary Guarantor shall contest in writing the validity or enforceability hereunder or under any Note or any Subsidiary Guaranty, in each case, other than in accordance with the terms hereof and thereof (including, in the case of a Subsidiary Guarantor, as a result of the release of such Subsidiary Guarantor in accordance with Section 10.10).

7.2. Rights and Duties After Default.

7.2.1. Acceleration . If any Event of Default occurs and is continuing, then, if the Required Banks so elect (which election shall be held in a manner determined by the Administrative Agent and communicated by the Administrative Agent to the Banks), the Banks’ Commitments to make Loans under this Agreement shall terminate, and, upon the election of the Required Banks, the Loans and all interest, fees and other amounts payable under this Agreement or any Notes shall immediately become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived; provided, however, that upon the occurrence of an Event of Default under Section 7.1.7, 7.1.8, 7.1.9, 7.1.10 or 7.1.11, the Commitments shall automatically terminate and the Loans and all interest, fees and other amounts payable under this Agreement or any Notes shall become immediately due and payable without declaration or notice to the Company.

7.2.2. Interest Rate After Payment Default or Acceleration. During the continuance of any Event of Default or Potential Event of Default under Section 7.1.1 or 7.1.2, and after any acceleration of any Loan or Loans pursuant to Section 7.2.1, the Company agrees to pay, without duplication and notwithstanding anything in any Loan Document to the contrary, interest on such overdue amount or accelerated Loan or Loans at a per annum rate, in each case (after as well as before judgment), equal to the Alternate Base Rate (calculated with an Applicable Margin at Pricing Level V) plus one percent (1%), changing when and as the Alternate Base Rate changes.

8. WAIVERS, AMENDMENTS AND REMEDIES.

8.1. Waivers and Remedies. No delay or omission of the Administrative Agent, the Required Banks, or any Bank to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right shall not preclude other or further exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Required Banks or, if required under Section 8.2, all of the Banks, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Banks until the Obligations have been paid in full.

8.2. Amendments. With the consent in writing of Required Banks, the Administrative Agent and the Company may, subject to the provisions of this Section 8, from time to time enter into agreements supplemental hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Banks or the Company hereunder or waive any Event of Default hereunder; provided, however, that no such supplemental agreement shall (i) waive the requirements of Section 9, without the consent of each of the Banks, (ii) extend the Maturity Date or the final scheduled maturity or any scheduled amortization of any Loan or reduce the principal amount of any Loan, or reduce or extend the date for the payment of any fees or reduce the rate or extend the scheduled time of payment of interest thereon, without the consent of each Bank directly and adversely affected thereby; provided, that none of the foregoing may be amended or modified with respect to a Defaulting Lender without the consent of such Defaulting Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, that shall be required for the Banks or any of them to take any action hereunder without the consent of all Banks other than Defaulting Lenders, (iv) increase the amount or extend the term of the Commitment of any Bank without the consent of that Bank (including a Defaulting Lender), (v) change or amend this Section 8.2 without the consent of all Banks (including a Defaulting Lender), (vi) amend Section 2.20 without the consent of the Administrative Agent, the Company and the Required Banks or (vii) release all or substantially all of the value of the Subsidiary Guaranty (if any) other than in accordance with this Agreement without the consent of each of the Banks. No agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent). Notwithstanding anything to the contrary in this Section, if the Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Banks within five (5) Business Days following receipt of notice thereof.

9. CONDITIONS PRECEDENT TO CLOSING.

The obligation of the each Bank to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)	The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Banks.

(i)	an executed copy of this Agreement and, if the circumstances described in Section 5.4 exist at the Closing Date, an executed copy of the Subsidiary Guaranty executed by each Subsidiary that is required to become a Subsidiary Guarantor in accordance with such Section;

(ii)	a certificate signed by any Authorized Officer of the Company (in his or her capacity as such) certifying that the conditions specified in Sections 9(b), (c) and (d) have been satisfied on and as of the Closing Date;

(iii)	a certificate signed by the chief financial officer or treasurer of the Company certifying that the Pro Forma Financial Statements of the Company delivered pursuant to clause (D) of paragraph (ix) below and the forecasts delivered pursuant to clause (x) below were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed by the Company to be reasonable (it being recognized that actual results may differ from projections and that such differences may be material);

(iv)	copies of the Certificate or Articles of Incorporation or Formation of each Loan Party, together with all amendments thereto, certified by any Authorized Officer or the Secretary or Assistant Secretary of such Loan Party, and a certificate of good standing, certified on or within ten days prior to the Closing Date by the Secretary of State of the jurisdiction of organization of such Loan Party;

(v)	copies, certified by any Authorized Officer or the Secretary or Assistant Secretary of each Loan Party, of its By-Laws, Operating Agreement or Partnership Agreement and its Board of Directors’ Resolutions or comparable documents, authorizing the execution, delivery and performance of the Loan Documents to which it is a party;

(vi)	an incumbency certificate, executed by any Authorized Officer or the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signature of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Company, to sign any other documents, reports and notices in connection with this Agreement and to make borrowings hereunder (on which the Banks shall be entitled to rely until informed of any change in writing by the Company);

(vii)

a written opinion of the Company’s counsel, Jones Day, addressed to the Administrative Agent and the Banks, in the form of Exhibit D and written opinions of counsel to each of the Subsidiary Guarantors, if any (which may exclude local counsel for Subsidiary Guarantors not organized under the laws of California, Delaware, Georgia, Illinois or Missouri to the extent that such excluded Subsidiary Guarantors do not represent more than 10% in aggregate of the Company’s consolidated total assets, Profit Before Taxes and Extraordinary Items or net income), in form and substance reasonably satisfactory to the Administrative Agent;

(viii)	Notes for those Banks that have requested Notes at least two Business Days prior to the Closing Date;

(ix)	(A) the consolidated balance sheet of (x) the Company and (y) the Acquired Company, in each case, as of the end of each of the last three fiscal years ended at least 90 days prior to the Closing Date, and related consolidated statements of operations, cash flows and shareholders’ equity, accompanied by a report thereon of PricewaterhouseCoopers (in the case of the Acquired Company) and KPMG (in the case of the Company) (or in each case another auditor reasonably acceptable to the Arranger); (B) an unaudited balance sheet and related statements of operations and cash flows of (x) the Company and (y) the Acquired Company, in each case, for each fiscal quarter ended at least 45 days prior to the Closing Date (other than the fourth fiscal quarter of any fiscal year) and for the elapsed period of the then-current fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”); (C) any additional audited and unaudited financial statements for all completed or probable acquisitions by (x) the Company and (y) the Acquired Company, in each case, that would be required to be filed in a Form 8-K if the Company or the Acquired Company, as applicable, were a reporting company under the Securities Exchange Act of 1934; and (D) a pro forma balance sheet and related statement of operations of the Company for its fiscal year ending May 2012 and for its latest four-quarter period ending with the latest fiscal quarter covered by the Quarterly Financial Statements, in each case after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, all of which financial statements shall meet the requirements of Regulation S-X under the Securities Act and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to a registration statement under the Securities Act on Form S-1 (except to the extent that pro forma financials for a four-quarter period rather than the elapsed portion of a fiscal year are not the formulation required under Regulation S-X); and

(x)	forecasts prepared by management of the Company of balance sheets, income statements and cash flow statements for each year, commencing with the Company’s first fiscal year that will end following the Closing Date, for the term of this Agreement.

(b)	Since September 30, 2011, except (x) as disclosed in (i) the Acquired Company’s annual report on Form 10-K for its fiscal year ended September 30, 2011, (ii) the Acquired Company’s quarterly report on Form 10-Q for the quarterly period ended December 31, 2011, March 31, 2012 or June 30, 2012, (iii) each of the Acquired Company’s current reports on Form 8-K filed with or furnished to the SEC since the date of the filing of the Acquired Company’s quarterly report for the quarterly period ended June 30, 2012 and prior to the date hereof or (iv) the Acquired Company’s proxy statement relating to its 2012 annual meeting of shareholders or (y) as set forth in the Company Disclosure Schedule referenced in the Acquisition Agreement, there shall not have been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, an Acquired Company Material Adverse Effect.

(c)	The Acquisition shall have been or shall be, contemporaneously with the making of the Loans, consummated in accordance with the terms of the Acquisition Agreement (including the exhibits and schedules thereto), without giving effect to any amendments, modifications, supplements, waivers or consents by the Company thereto that are materially adverse to the interests of the Banks not approved by the Arranger. It is understood and agreed that any change in the purchase price shall be deemed to be materially adverse to the interest of the Banks.

(d)	The Acquisition Agreement Representations shall be true and correct and the Specified Representations shall be true and correct in all material respects.

(e)	All fees due from the Company to the Administrative Agent, the Arranger and the Banks pursuant to the Fee Letter shall have been or substantially concurrently shall be paid, and expenses to be paid or reimbursed by the Company to the Administrative Agent and the Arranger that have been invoiced at least three Business Days prior to the Closing Date shall have been paid (or substantially concurrently with the funding of the Loans be paid).

(f)	To the extent requested in writing (including by email) at least eight Business Days prior to the Closing Date by the Administrative Agent, the Company shall have delivered the documentation and other information with respect to the Company to the Administrative Agent that is required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, prior to the Closing Date.

The Borrowing Notice submitted by the Company and the acceptance by the Company of the proceeds of any Loans shall each be deemed to be a representation and warranty that the representations and warranties of the Company contained in Section 4 are true and correct on and as of the Closing Date, except that to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date; provided that, for the avoidance of doubt (but subject to Section 9(d) above), the accuracy of such representations and warranties is not a condition precedent to the obligation of the Banks to make the Loans hereunder.

Without limiting the generality of the provisions of the last paragraph of Section 11.3, for purposes of determining compliance with the conditions specified in this Section 9, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

10. GENERAL PROVISIONS.

10.1. Benefit of Agreement. The terms and provisions of this Agreement and any Notes shall be binding upon and inure to the benefit of the Company, the Administrative Agent and the Banks and their respective successors and assigns, except (a) the Company may not, except as permitted under Section 6.2, assign its rights or obligations hereunder or under any Notes without the prior consent of all Banks (including Defaulting Lenders) and (b) a Bank may not assign its rights or obligations hereunder or under any Notes or sell or grant any interest or participation herein, in the Commitments or any Loan except as set forth in this Section 10.1 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.1.3 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

10.1.1. Assignments by Lenders. Any Bank may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)	Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds that equal at least the amount specified in Section 10.1.1(i)(B) in the aggregate or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in Section 10.1.1(i)(A), the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the assignment, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)	Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)	Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.1.1(i)(B) and, in addition:

(A)	the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of the assigning Bank or an Approved Fund with respect to the assigning Bank; provided that the Company shall be deemed to have consented to an assignment if it has not objected thereto in writing within ten days after notice thereof to it as required by Section 13.1 and to ConAgra Foods, Inc., One ConAgra Drive, Omaha, NE 68012, attention: General Counsel (facsimile no. (402) 639-2833); provided, further, that such Bank shall give prompt notice to the Company following such an assignment to the applicable Affiliate or Approved Fund; and

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Bank, an Affiliate of the assigning Bank or an Approved Fund with respect to the assigning Bank.

(iv)	Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an assignment substantially in the form of Exhibit F or in such other form as may be agreed to by the parties thereto and approved by the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an administrative questionnaire in form and substance acceptable to the Administrative Agent.

(v)	Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.1.2, from and after the effective date specified in each assignment, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such assignment, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such assignment, be released from its obligations (other than pursuant to Section 2.12) under this Agreement (and, in the case of an assignment covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto (except in respect of its obligations under Section 2.12) but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 10.9 and shall continue to be obligated under Section 10.9.3, in each case with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Lender. Upon request, the Company (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with Section 10.1.3.

10.1.2. Register. The Administrative Agent, acting solely for this purpose as an agent of the Company (and such agency being solely for tax purposes), shall maintain at its office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Banks shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company at any reasonable time.

10.1.3. Participations. Any Bank may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Company or any of the Company’s controlled Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 8.2 that affects such Participant. For the avoidance of doubt, each Bank shall be responsible for the indemnity under Section 10.9.3 without regard to the existence of any participation.

A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.12 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 2.12 as though it were a Bank (it being understood that the documentation required under Section 2.12.1 shall be delivered to the participating Bank).

Each Bank that sells a participation, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts of, and stated interest on, each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to the Company, the Administrative Agent or any other Person (including the identity of any Participant or any information relating to a Participant’s interest in the Commitments, Loans or other obligations) except to the extent that disclosure is necessary to establish that such Commitments, Loans or other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Bank may treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

10.1.4. Certain Pledges. Notwithstanding anything herein to the contrary, any Bank may at any time without the consent of the Company or the Administrative Agent and without restrictions as to amount or otherwise, pledge and assign as collateral all or any portion of its rights under this Agreement, any Note or any Loan, including to a Federal Reserve Bank or other central bank having jurisdiction over such Bank, provided that no such pledge or assignment shall release the transferor Bank from its obligations hereunder.

10.1.5. General Restrictions. Notwithstanding the foregoing, (i) no assignment or participation shall be made (A) to the Company or any of the Company’s controlled Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person, (ii) no Bank shall effect any assignment or participation that may require the Company to file a registration statement with the Securities and Exchange Commission or apply to qualify the Loans or Commitments of that Bank or other Obligations owed to that Bank under blue sky law of any state; and (iii) no Bank shall, as between Company and that Bank, be relieved of any of its obligations hereunder as a result of any granting of participations in all or any part of the Loans or participations therein, or Commitments of that Bank or other obligations owed to such Bank.

10.2. Survival of Representations. All representations and warranties of the Company made in this Agreement or in any other document delivered by it pursuant hereto shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Event of Default or Potential Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.3. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Bank shall be obligated to extend credit to the Company in an amount in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.4. Taxes. Any stamp, court, documentary, intangible, recording, filing or similar excise or property taxes payable or ruled payable by Federal, State, local or foreign authority that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, the Loan Documents shall be paid by the Company, together with interest and penalties, if any.

10.5. Choice of Law; Jurisdiction. The Loan Documents shall be construed in accordance with and governed by the laws of the State of New York. Each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any U.S. Federal or New York state court sitting in New York County, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.6. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.7. Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Company and the Banks and supersede all prior agreements and understandings between the Company and the Banks relating to the subject matter hereof.

10.8. Several Obligations. The respective obligations of the Banks hereunder are several and not joint, and no Bank shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Bank to perform any of its obligations hereunder shall not relieve any other Bank from any of its obligations hereunder.

10.9. Expenses; Indemnity; Damage Waiver.

10.9.1. Costs and Expenses. The Company shall (a) reimburse the Administrative Agent from time to time on demand all reasonable out-of-pocket fees and expenses invoiced to the Company (including, but not limited to, the reasonable, invoiced fees, disbursements and other charges of a single external counsel to the Arranger and the Administrative Agent plus a single local counsel in each relevant jurisdiction and a single special counsel in each relevant specialty and (b) reimburse the Administrative Agent and the Banks for any and all reasonable invoiced costs and out-of-pocket expenses paid or incurred by the Administrative Agent or the Banks in connection with the collection and enforcement (including reasonable and invoiced attorneys fees) of the Loan Documents.

10.9.2. Indemnification by the Company. The Company shall indemnify the Administrative Agent (and any sub-agent thereof), each Bank and each Related Party of any of the foregoing Persons (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable, invoiced fees, disbursements and other charges of a single external counsel to the Indemnified Parties plus a single local counsel in each relevant jurisdiction and a single special counsel in each relevant specialty (and, in the case of any conflict of interest, one additional counsel (plus local and special counsel) to each group of Indemnified Parties similarly situated subject to such conflict)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case to the extent arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Acquisition or any related transaction or (b) the Loans or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence, willful misconduct or material breach of its obligations under this Agreement. In the case of an investigation, litigation or proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Company also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company, the Acquired Company or their respective Subsidiaries or Affiliates, or to their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s bad faith, gross negligence or willful misconduct or material breach of its obligations under this Agreement. Notwithstanding any other provision of this Agreement, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the bad faith, gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction. Without limiting the provisions of Section 2.12.4, this Section 10.9.2 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.9.3. Reimbursement by Banks. To the extent that the Company for any reason fails to indefeasibly pay any amount required under Sections 10.9.1 or 10.9.2 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Bank’s Pro Rata share of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Banks under this Section 10.9.3 are subject to the provisions of Section 10.8.

10.9.4. Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

10.9.5. Survival. The agreements in this Section 10.9 and the indemnity provisions of Section 13.5 shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.10. Release of Subsidiary Guarantees. The Banks irrevocably authorize the Administrative Agent to release each Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if the ratings of the Company’s unsecured senior long-term indebtedness (without giving effect to any third-party credit enhancement) are BBB- or better by S&P and Baa3 or better by Moody’s, and such ratings are reasonably expected to be at such rating level or better immediately after giving effect to such releases) and the Company requests, in writing, that the Administrative Agent release such Subsidiary Guarantor from the Subsidiary Guaranty and no Event of Default would immediately result from such a release. The Banks irrevocably authorize the Administrative Agent to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person (a) ceases to be a Subsidiary of the Company as a result of a transaction permitted hereunder, (b) ceases to be a guarantor of debt for borrowed money as described in Section 5.4(b)(x) or (c) the debt for borrowed money described Section 5.4(b)(y) of which ceases to guaranteed by the Company and the Company requests, in writing, that the Administrative Agent release such Subsidiary Guarantor from the Subsidiary Guaranty and no Event of Default would immediately result from such a release. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 10.10.

10.11. Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

10.12. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations and calculations hereunder shall be made on a consolidated basis for the Company and its Subsidiaries in accordance with Generally Accepted Accounting Principles.

10.13. Confidentiality. Each Credit Party agrees to hold any information which it may receive from the Company or its representatives pursuant to this Agreement in confidence, except for disclosure as required (i) to its Related Parties and to other Banks and their respective Affiliates (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to legal counsel, accountants, and other professional advisors to such Credit Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (iii) to regulatory officials having or purporting to have jurisdiction over such Person or its Related Parties to the extent requested thereby, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Bank is a party, (vi) to such Bank’s actual or prospective direct or indirect contractual counterparties in swap agreements relating to the Company or its obligations or to legal counsel, accountants and other professional advisors to such counterparties; provided that each counterparty agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13, (vii) to rating agencies if requested or required by such agencies in connection with a rating relating to the transactions evidenced hereby, (viii) to any Person with the consent of the Company, (ix) to any actual or prospective credit insurance provider relating to the Company and its Obligations under this Agreement, provided that such credit insurance provider agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13, (x) to self regulatory officials having authority over such Person to the extent requested thereby, and (xi) to the extent such information becomes publicly available other than as a result of a breach of this Section 10.13. The Company authorizes each Bank to disclose to any assignee or participant described in Section 10.1 or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Bank’s possession concerning the creditworthiness of the Company and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound (with the Company an express third party beneficiary) by the confidentiality provisions of this Section 10.13.

Each of the Administrative Agent and the Banks acknowledges that (a) the information obtained from the Company may include material non-public information concerning the Company or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States Federal and state securities laws.

10.14. USA PATRIOT Act. Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with the Act. The Company shall, promptly following a request by the Administrative Agent or any Bank, provide all documentation and other information that the Administrative Agent or such Bank requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.15. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11. THE AGENTS.

11.1. Appointment and Powers. Each of the Banks hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and the Company shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

11.2. Rights as a Bank. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

11.3. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)	shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default or a Potential Default has occurred and is continuing;

(b)	shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its good faith opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(c)	shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 7.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, provided that any liability of the Administrative Agent to the Borrower shall be governed by Section 10.9.2. The Administrative Agent shall be deemed not to have knowledge of any Event or Default or Potential Default unless and until notice describing such Event or Default or Potential Default is given in writing to the Administrative Agent by the Company or a Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Event of Default or Potential Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 9 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

11.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless the Administrative Agent shall have received notice to the contrary from such Bank prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts selected by it in good faith.

11.5. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative

Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

11.6. Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Banks and the Company. Upon receipt of any such notice of resignation, the Required Banks shall have the right with, absent the occurrence and continuance of an Event of Default, the consent of the Company (which shall not be unreasonably withheld or delayed), to appoint a successor, which shall be a bank which has an office in the United States of America with a combined capital and surplus of at least $500,000,000. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Banks with, absent the occurrence and continuance of an Event of Default, the consent of the Company (which shall not be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Banks may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Administrative Agent and with, absent the occurrence and continuance of an Event of Default, the consent of the Company (which shall not be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Banks) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time, if any, as the Required Banks appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 2.15) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Section and Section 10.9 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

11.7. Non-Reliance on Administrative Agent and Other Banks. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

11.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, syndication agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Bank.

12. SETOFF; SHARING.

12.1. Setoff. If the Company becomes insolvent, however evidenced, or any Event of Default occurs, the Company agrees to recognize, honor and comply with each Bank’s right of setoff under any applicable law.

12.2. Sharing. If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)	if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)	the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Company or any Affiliate thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of such Loan Party in the amount of such participation.

13. NOTICES.

13.1. Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)	if to the Company or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on its signature page hereto; and

(ii)	if to any other Bank, to the address, facsimile number, electronic mail address or telephone number specified in its administrative questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its administrative questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 13.2 below, shall be effective as provided in such Section 13.2.

13.2. Electronic Communications. Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank pursuant to Section 2 if such

Bank has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

13.3. The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Company, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Company’s, any Loan Party’s or the Administrative Agent’s transmission of Company Materials through the Internet.

13.4. Change of Address, Etc. Each of the Company and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Company Materials that are not made available through the “Public Side

Information” portion of the Platform and that may contain material non-public information with respect to the Company or its securities for purposes of United States Federal or state securities laws.

13.5. Reliance by Administrative Agent and Banks. The Administrative Agent and the Banks shall be entitled to rely and act upon any notices (including telephonic or electronic Loan Notices) purportedly given by or on behalf of the Company even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Company. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

13.6. Public Lenders. The Company hereby acknowledges that (a) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Banks materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Banks (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Company or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Company hereby agrees that (w) all Company Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Arranger and the Banks to treat such Company Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Company Materials constitute confidential information, they shall be treated as set forth in Section 10.13); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Company shall be under no obligation to mark any Company Materials “PUBLIC.”

14. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when the Administrative Agent, the Company and each Bank shall have signed a counterpart and notified the Administrative Agent by telex, telecopy, telephone or electronic transmission (to the extent in compliance with Section 13.1) that it has taken such action.

The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CONAGRA FOODS, INC.,
as the Company

By	/s/ John F. Gehring
	Name:	John F. Gehring
	Title:	Executive Vice President & Chief Financial Officer

Address:
One ConAgra Drive
Omaha, Nebraska 68102

Attention:	John Gehring
Telephone No.:	(402) 240-7018
Facsimile No.:	(402) 240-4165
E-mail Address:	john.gehring@conagrafoods.com

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

Bank of America, N.A.
as Administrative Agent

By	/s/ Aamir Saleem
Name:	Aamir Saleem
Title:	Vice President

Address:	1455 Market Street
5th Floor
San Francisco, CA 94103-1399

Attention: Bridgett Manduk Telephone No.: 415-436-1097 Facsimile No.: 415-503-5011 E-mail Address: bridgett.manduk@baml.com

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

Bank of America, N.A.
as a Bank

By	/s/ J. Casey Cosgrove
Name:	J. Casey Cosgrove
Title:	Director

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

US BANK NATIONAL ASSOCIATION,
as a Bank

By	/s/ Karen Nelsen
	Name:	Karen Nelsen
	Title:	Vice President

BNP PARIBAS, as a Bank

By	/s/ Renaud-Franck Falce
	Name:	Renaud-Franck Falce
	Title:	Managing Director

BNP PARIBAS, as a Bank

By	/s/ Christopher Sked
	Name:	Christopher Sked
	Title:	Director

THE BANK OF NOVA SCOTIA, as a Bank

By	/s/ Laura Gimena
	Name:	Laura Gimena
	Title:	Director

BANK OF THE WEST, as a Bank

By	/s/ Temple H. Abney
	Name:	Temple H. Abney
	Title:	Vice President

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

JP MORGAN CHASE BANK, N.A.,
as a Bank

By	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By	/s/ Greg Campbell
	Name:	Greg Campbell
	Title:	Director

MIZUHO CORPORATE BANK, LTD., as a Bank

By	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Authorized Signatory

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By	/s/ Christine Howatt
	Name:	Christine Howatt
	Title:	Authorized Signatory

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By	/s/ Timothy J. McNaught
	Name:	Timothy J. McNaught
	Title:	Managing Director

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

STATE STREET BANK AND TRUST COMPANY, as a Bank

By	/s/ Mary H. Carey
	Name:	Marey H. Carey
	Title:	Vice President

FIRST HAWAIIAN BANK, as a Bank

By	/s/ Susan Takeda
	Name:	Susan Takeda
	Title:	Vice President

Signature Page to Term Loan Agreement

ConAgra Foods, Inc.

CONAGRA FOODS, INC.

TERM LOAN AGREEMENT

SCHEDULE I

BANK	COMMITMENT
Bank of America, N.A.	$375,000,000
JPMorgan Chase Bank, N.A.	$225,000,000
Wells Fargo Bank, National Association	$150,000,000
Mizuho Corporate Bank, Ltd.	$150,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$150,000,000
The Royal Bank of Scotland plc	$150,000,000
U.S. Bank National Association	$100,000,000
BNP Paribas	$25,000,000
The Bank of Nova Scotia	$50,000,000
Bank of the West	$50,000,000
State Street Bank and Trust Company	$50,000,000
First Hawaiian Bank	$25,000,000

TOTAL COMMITMENTS	$1,500,000,000

Sch. 1-1

SCHEDULE II1

A.

Private Notes

1.	$50,000,000 5.43% Series C Senior Notes due December 22, 2013 ($50,000,000 outstanding)

2.	$75,000,000 4.76% Series D Senior Notes due December 22, 2013 ($21,400,000 outstanding)

3.	$100,000,000 5.57% Series E Senior Notes due December 21, 2015 ($100,000,000 outstanding)

4.	$75,000,000 5.43% Series F Senior Notes due December 21, 2012[2] ($75,000,000 outstanding)

5.	$75,000,000 5.56% Series I Senior Notes, Tranche A, due January 18, 2019 ($75,000,000 outstanding)

6.	$25,000,000 5.58% Series I Senior Notes, Tranche B, due January 18, 2019 ($25,000,000 outstanding)

7.	$100,000,000 5.93% Series J Senior Notes due May 11, 2022 ($100,000,000 outstanding)

8.	$577,500,000 7.29% Notes due 2018 ($577,500,000 outstanding)

9.	$20,000,000 Floating Rate Notes due 2018 ($20,000,000 outstanding)

10.	$67,000,000 7.39% Notes due 2020 ($67,000,000 outstanding)

11.	$50,000,000 7.45% Series 2009A Senior Notes due May 28, 2019 ($50,000,000 outstanding)

12.	$50,000,000 7.60% Series 2009B Senior Notes due May 28, 2021 ($50,000,000 outstanding)

Bank Debt

1.	May 31, 2012 $300,000,000 Revolving Credit Facility with JPM as administrative agent. ($0 outstanding)

B.

Receivables Purchase Agreement

1.	Amended and Restated Receivables Purchase Agreement, dated as of November 4, 2010, among the Company, Ralcorp Receivables Corporation, a Subsidiary of the Company (“RRC”), the commercial paper conduits party thereto, the committed purchasers party thereto, the funding agents party thereto, and JPMorgan Chase Bank, N.A., as agent, as amended, and Amended and Restated Receivables Sale Agreement, dated as of November 4, 2010, among the Originators party thereto and Ralcorp Receivables Corporation, as amended.

[1]	All statements as to amounts outstanding are per the Acquired Company’s 10-Q for its fiscal quarter ended June 30, 2012.
[2]	If outstanding.

Sch. 2-1

EXHIBIT A

Note

$[ ]	December , 2012

ConAgra Foods, Inc., a Delaware corporation (“Company”), promises to pay to the order of [NAME OF BANK] (“Bank”) on or before the Maturity Date (as defined in the Agreement hereinafter referred to) for the account of its Applicable Lending Installation the principal sum of [            ] and 00/100 Dollars ($[            ]) or the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to Section 2.1 of the Agreement, whichever is less, in immediately available funds at the office of the Administrative Agent in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

The Bank shall, and is hereby authorized to, record on the Schedule of Loans and Payments of Principal attached hereto, or to otherwise record in accordance with customary practice, the date and amount of the Loan, the date and amount of each principal payment and the date to which payment of this Note has been extended, provided, however, that failure to do so shall not affect the Company’s obligation to pay amounts due hereunder.

The Company expressly waives any presentment, demand, protest or notice in connection with this Note now, or hereafter, required by applicable law.

This Note is one of the Notes issued pursuant to the provisions of the Term Loan Agreement, dated as of December 21, 2012, among the Company, Bank of America, N.A., individually and as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as Arranger, and the Banks named therein, to which Agreement, as it may be amended from time to time, reference is hereby made for a statement of the terms and conditions under which this Note may be prepaid or its maturity date extended or accelerated.

This Note shall be construed in accordance with and governed by the laws of the State of New York.

CONAGRA FOODS, INC.

By:
Name:
Title:

A-1

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

A-2

EXHIBIT B

Sample Confirmation Letter

Date:

(Administrative Agent’s name and address)

Attention:

Re:	Term Loan Agreement dated as of December 21, 2012 with ConAgra Foods, Inc. (the “Agreement”).

Ladies and Gentlemen:

Please accept this letter as confirmation of the conversation                      had with your office today whereby we requested a Loan from you under the Agreement on the following terms:

Principal Amount:

Rate Option:

Interest Rate Quoted:

Maturity (if Eurodollar Loan):

Effective Date of Loan:

We understand that the proceeds of such Loan were [deposited in our demand deposit account no.                     ] [transferred to the following account(s)]:

Bank	Account Number

Very truly yours, ConAgra Foods, Inc.

By:
[Authorized Officer]

B-1

EXHIBIT C

Certificate Pursuant to Section 2.12 of the

ConAgra Foods, Inc.

Term Loan Agreement

dated as of December 21, 2012

To: ConAgra Foods, Inc.

Ladies and Gentlemen:

In connection with the above-referenced facility, we hereby certify that the undersigned is a corporation (within the meaning of Section 7701(a)(3) of the United States Internal Revenue Code of 1986) created or organized in or under the laws of the United States or a state thereof, and having its principal office located at                     , U.S.A.

By:
Title:

C-1

EXHIBIT D

Opinion of Counsel

Attached

D-1

EXHIBIT E

Consent to Additional or Increasing Bank

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102

Attention: Treasurer

Ladies and Gentlemen:

We desire to [participate as a “Bank”] [increase our Commitment as a Bank] in that certain Term Loan Agreement dated as of December 21, 2012, (the “Agreement”). To effectuate such participation, we agree as follows:

1. Definitions. All capitalized terms used in this letter shall have the meanings set forth in the Agreement, except as otherwise defined herein.

[2. Effective Date. Subject to the conditions contained in this letter, by execution and delivery to the Company of this letter,             (“New Bank”) shall, effective             20    , (“Effective Date”), become a Bank pursuant to the Agreement. New Bank acknowledges and agrees that it shall have all rights, duties and obligations of a Bank as set forth in the Agreement as if New Bank was a signatory to the Agreement as of the Effective Date.

3. Commitment and Notices. New Bank’s Commitment shall be $            and New Bank’s address for purposes of its administrative questionnaire delivered in connection with the Credit Agreement shall be as follows:

Fax Number:

Contact Person:

Telephone Number:                                      ]

[2. Increased Commitment. Subject to the conditions contained in this letter, by execution and delivery to the Company of this letter,             (“Increase Bank”) shall, effective             have a Commitment of $            under the Agreement.]

4[3]. Enforcement. [New Bank/Increase Bank] acknowledges that it has executed and delivered this letter for the benefit of the Company, the Banks, and the Administrative Agent and that the terms and provisions hereof shall inure to the benefit of each such Person.

E-1

If you are in agreement with the foregoing, please sign the acceptance set forth below.

Yours very truly,

[NEW BANK]

By:
Name:
Title:

cc:	Bank of America, N.A., as Administrative Agent, [ADDRESS]
Attn: [ ]

AGREED AND ACCEPTED this             day of             , 20

CONAGRA FOODS, INC.

By:
Name:
Title:

E-2

EXHIBIT F

Form of Assignment Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and	is an Affiliate/Approved Fund of [identify Bank]][1]

3.	Company: ConAgra Foods, Inc.

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

[1]	Select as/if applicable.

5.	Credit Agreement:	The $1,500,000,000 Term Loan Agreement dated as of December 21, 2012 among ConAgra Foods, Inc., the Banks parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:              , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loan s of all Banks thereunder.

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][3]

CONAGRA FOODS, INC.

By:
Name:
Title:

[3]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Annex 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.4 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Non-U.S. Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.

Annex 1-2